As filed with the Securities and Exchange Commission on October 19, 2023

Part II - Information Required in Offering Circular

Preliminary Offering Circular dated October 19, 2023

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Energea Portfolio 2 LLC
Up to $50,000,000 in Class A Investor Shares

October 19, 2023

This Offering Circular Follows the Form 1-A Disclosure Format

Energea Portfolio 2 LLC (the "Company", "us", "we", "our" and similar terms) is a limited liability company organized under the laws of Delaware to invest in the acquisition, development, and operation of community solar energy projects in Brazil (each a "Project"). The Company is offering (the "Offering") up to $50.0 million in limited liability company interests designated as "Class A Investor Shares", which represents the value of the Class A Investor Shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $75.0 million of our Class A Investor Shares pursuant to Regulation A ("Regulation A") of the Securities Act of 1933, as amended (the "Securities Act"). Through October 19, 2023, our ongoing offering has sold 13,500,661 Class A Investor Shares and raised approximately $11,265,403 in capital. The current price of the Class A Investor Shares is $0.88 per Class A Investor Share, and the minimum initial investment is $100.

We are selling Class A Investor Shares directly to the public through our website, www.energea.com, (the "Platform"). Neither the Company nor any affiliated entity involved in the offer and sale of the Class A Investor Shares being offered hereby is a member firm of the Financial Industry Regulatory Authority, Inc. ("FINRA"), and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of our Class A Investor Shares. Investors will not pay upfront selling commissions or broker fees in connection with the purchase of Class A Investor Shares. We will reimburse our Manager for certain expenses incurred on our behalf, and pay our Manager certain fees, as described further under "Compensation of Directors and Executive Officers".

	Price to Public	Underwriting Discount and Commissions	Proceeds to Issuer	Proceeds to Other Persons
Per Each Class A Investor Share:	$0.88	-	$0.88	-
Total	$50,000,000	-	$50,000,000	-

This is a "best efforts" offering. We may adjust the price of the Class A Investor Shares on a monthly basis in the future. See "Securities Being Offered - Price of Class A Investor Shares".

The Offering will continue as soon as our offering statement is "qualified" by the SEC and will end on the date we raise the maximum amount being offered, unless earlier terminated by the Company.

The purchase of these securities involves a high degree of risk. Before investing, you should read this entire offering circular and exhibits hereto, including "Risk Factors" beginning on page 2.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS JUDGEMENT UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITING MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV FOR MORE INFORMATION, SEE "Limit on Amount a Non-Accredited Investor Can Invest".

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Caution Regarding Forward-Looking Statements

We make statements in this offering circular that are forward-looking statements within the meaning of the federal securities laws. The words "outlook," "believe," "estimate," "potential," "projected," "expect," "anticipate," "intend," "plan," "seek," "may," "could" and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this offering circular or in the information incorporated by reference into this offering circular.

The forward-looking statements included in this offering circular are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

·	our ability to effectively deploy the proceeds raised in our Offering;

·	ability to attract and retain members to the Platform;

·	risks associated with breaches of our data security;

·	public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (COVID-19);

·	climate change and natural disasters that could adversely affect our Projects and our business;

·	changes in economic conditions generally and the renewable energy and securities markets specifically;

·	limited ability to dispose of assets because of the relative illiquidity of renewable energy Projects;

·	our failure to obtain necessary outside financing;

·	risks associated with derivatives or hedging activity;

·	intense competition in Brazilian renewable energy markets that may limit our ability to attract or retain energy offtakers;

·	defaults on Lease Agreements;

·	increased interest rates and operating costs;

·	the risk associated with potential breach or expiration of a ground lease, if any;

·	our failure to successfully operate or maintain the Projects;

·	exposure to liability relating to environmental and health and safety matters;

·	the failure of Projects to yield anticipated results;

·	our level of debt and the terms and limitations imposed on us by our debt agreements;

·	our ability to retain our executive officers and other key personnel of our Manager;

·	the ability of our Manager to source, originate and service our loans;

·	the ability for our engineering, procurement and construction contractors and equipment manufacturers to honor their contracts including warranties and guarantees;

·
regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of corporations and SEC guidance related to Regulation A, or the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"));

·
changes in business conditions and the market value of our Projects, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

·	our ability to implement effective conflicts of interest policies and procedures among the various renewable energy investment opportunities sponsored by our Manager;

·
our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Investment Company Act of 1940, as amended, and other laws; and

·	changes to U.S. generally accepted accounting principles ("U.S. GAAP").

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this offering circular. All forward-looking statements are made as of the date of this offering circular and the risk that actual results will differ materially from the expectations expressed in this offering circular will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this offering circular, whether because of new information, future events, changed circumstances or any other reason. Considering the significant uncertainties inherent in the forward-looking statements included in this offering circular, including, without limitation, the those named above and those named under "Risks of Investing" herein, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this offering circular will be achieved.

Summary and Risk Factors

Executive Summary

Our Business

Energea Portfolio 2 LLC (the "Company") is a limited liability company organized under the laws of Delaware. The Company has elected to be treated as a corporation for tax purposes. The Company's day-to-day operations are managed by Energea Global LLC (the "Manager").

The Company was created to invest in the acquisition, development, and operation of community solar energy projects in Brazil (each a "Project"). The Projects will be rented to groups of residential households and to businesses (which we collectively refer to as "Subscribers") for monthly payments based on the amount of electricity produced by the Project and credited to them. We believe that the Projects will produce a stable and predictable stream of cash flow from Subscribers.

Projects will be owned by special-purpose entities (each, a "SPE"). Each SPE is organized as a Brazilian Limitada or Ltda, the Brazilian equivalent of a U.S. limited liability company. Under Brazilian law, the assets and liabilities of a Ltda are distinct. Thus, the liabilities of a Project held in one SPE will not affect the assets of another Project held in a different SPE.

The Offering

The Company is offering up to $50 million of Class A Investor Shares, which represents the value of the Class A Investor Shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $50 million of our Class A Investor Shares pursuant to Regulation A. The proceeds of our Offering will be used to finance the purchase and development of a portfolio of solar energy Projects. The Company has previously raised $11,265,403 and issued a total of 13,500,661 shares pursuant to its continuing Regulation A offering that was initially qualified by the SEC on August 13, 2020 (the "prior Offering").

Company Operations and Other Matters

Cash flow from Projects can be generated in three ways: (i) payments from Land Leases, Project Rental Contracts and Operations and Maintenance Contracts, (ii) proceeds from the sale or refinance of Projects and (iii) Liquidated Damages under Construction Agreements as further described in "Summary of Supporting Contracts" and "Distibutions". Cash flow will first be used to pay for Projects' operating expenses (such as operations and maintenance costs, landscaping and project-level insurance). The Company will use additional cash flow to pay its expenses (such as accounting fees, financial audits, banking fees and portfolio-level insurance and fees to the Manager, as described more fully below under "Compensation Of Directors And Executive Officers"). The remaining cash flow, if any, will be distributed to the owners of our Class A Investor Shares ("Investors") who will have the right to receive:

·	Distributions, at the Manager's discretion, expected to be monthly over the projected life of the Project, plus
·	A 7% per year compounded preferred return; plus

·	70% of any additional cash flow.

The Manager is entitled to receive certain distributions from the Company that we refer to as the Manager's "Promoted Interest." See "Calculating Distributions".

CAUTION: ALTHOUGH THE CASH FLOW FROM OUR PROJECTS WILL LARGELY BE ESTABLISHED BY CONTRACT IN ADVANCE, THERE IS NO GUARANTEE THAT OUR PROJECTS WILL GENERATE ANY POSITIVE CASH FLOW.

Investors in the Class A Investor Shares will have no voting rights.

Apart from the potential economic returns, we estimate that an Investor who purchases $10,000 of Class A Investor Shares will keep approximately 11 metric tons of carbon dioxide out of the atmosphere each year.

 Risk Factors

BUYING CLASS A INVESTOR SHARES IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT INVESTORS COULD LOSE SOME OR ALL OF THEIR MONEY. THIS SECTION DESCRIBES SOME OF THE MOST SIGNIFICANT FACTORS THAT THE COMPANY BELIEVES MAKE AN INVESTMENT IN THE CLASS A INVESTOR SHARES RISKY. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS. You should carefully consider the following risk factors in conjunction with the other information contained in this offering circular before purchasing the CLASS A INVESTOR SHARES.

Risks Associated with Renewable Energy Projects: The market for renewable energy is changing rapidly. If renewable technology proves unsuitable for widespread commercial deployment or if demand for renewable energy products, especially solar energy products, fails to develop sufficiently, our Projects might not be able to generate enough revenues to achieve and sustain profitability. The factors influencing the widespread adoption of renewable energy technology include but are not limited to: cost-effectiveness of renewable energy technologies as compared with conventional technologies; performance and reliability of renewable energy products as compared with conventional energy products; and the success of other enabling technologies such as battery storage and Distributed Energy Resource Management Systems ("DERMS").

Fluctuations in Income: Land Leases, Project Rental Contracts, and Operations and Maintenance Contracts typically provide for fluctuations in rent based on changes in energy prices and/or changes in consumer prices. Thus, it is possible that our income from one or more Projects could decrease.

Competition: There are many solar developers actively building community solar projects in Brazil. Some are multi-national independent power producers (such as ENEL and Engie), which tend to focus on utility-scale solar auctions and are less focused on smaller projects. In addition to these large established players, there are several smaller developers the Company views as direct competition. Aggressive pricing by competitors or the entrance of new competitors could reduce the Company's profitability and ability to acquire and develop Projects.

Our Subscribers Might Default: The Company rents Projects to consortiums and cooperatives of Subscribers, not to utilities. Some Subscribers may default. Although we expect other Subscribers to quickly take their place, if enough Subscribers default, it would affect our ability to generate cash flows from Projects and reduce anticipated returns to Investors.

We Might Own Only a Small Number of Projects: If the Company is successful in raising the maximum offering amount of $50.0 million in this Offering, the Company would likely acquire or invest in between 100 and 200 Projects. If the Company raises significantly less than the maximum offering amount, it may not be able to invest in as many Projects. If the Company owns only a small number of Projects, Investors will be exposed to greater concentration risk.

Possible Changes in Governmental Policies: The Projects depend on a Brazilian Electricity Regulatory Agency ("ANEEL") policy called Normative Resolution No. 482, which allows Subscribers who generate solar power to offset electric costs at any locations within the same utility network. This policy could expire, phase-out over time, require renewal by the applicable authority, or become a victim of political pressure. ANEEL has instituted several changes to the policy over the past three years. Some of those changes have positively affected our business while others have had a negative impact. The new policies could disfavor solar projects in general and our Projects in particular.

Delays in Connecting to Power Grid: The Projects must be physically connected to the power grid, a process that involves both engineering and government regulation. Delays are not uncommon. For example, the utility involved might be required to perform physical upgrades to allow for the safe and consistent generation, distribution, and/or transmission of electricity from the Project to the grid. Delays in the performance of the interconnecting utility's obligations to make such grid upgrades can also impact the financial performance of the Projects.

Operational Risks: The Projects are subject to operating and technical risks, including risk of mechanical breakdown, failure to perform according to design specifications, labor and other work interruptions and other unanticipated events that adversely affect operations. The success of each Project, once built, depends in part upon efficient operations and maintenance.

Construction and Development Risks: In some cases, the Company will invest in Projects before construction is complete. Construction of any kind involves risks, including labor unrest, bad weather, design flaws, the unavailability of materials, fluctuations in the cost of materials, and labor shortages. Delays are common, which could adversely affect the economics of a Project.

Equipment Supply Constraints: The construction of renewable energy facilities relies on the availability of certain equipment that may be in limited supply, such as solar modules, trackers, inverters and monitoring systems. Much of this equipment comes from China. There is no guarantee that the production of this equipment will match demand and this may adversely impact the ability to build Projects.

Disputes with Utility Companies Over Credit Management: The Company may encounter challenges when dealing with utility companies regarding the minting, verification, transfer and allocation of energy credits produced by the Projects. We rely on utility companies to transmit energy, in the form of credits on Subscriber energy bills, to realize revenue under Land Leases, Project Rental Contracts and Operations and Maintenance Contracts as further described in "Summary of Supporting Contracts". Failure by the utility companies to perform this important role effectively can pose financial risks to the Projects.

Rapid Acceptance of Changes in Ratio: Pursuant to Brazilian energy regulations, each month, the service provider that manages energy credits on behalf of the consortium must submit a document to the utility company with jurisdiction over the Project which instructs the utility company to allocate energy to the Subscribers known as a "Ratio". Subscribers may use more or less energy each month and the Ratio must be updated frequently to prevent excess credits being allocated to any particular Subscriber. If the utility company does not accept and update the allocation Ratio according to Brazilian energy regulations, revenue from credits may be postponed or result in lost revenue for the Projects.

Finding Customers to Subscribe to Our Projects: Attracting and retaining Subscribers to subscribe to our Projects is critical to realizing the maximum amount of revenue from the energy generated from the Project. Identifying and reaching out to potential Subscribers, convincing them to invest in solar, and addressing their specific needs are vital for project success. If we are unable to fully subscribe the Projects, revenues may be lower than projected.

Discount Rates We Offer Our Customers to Become Subscribers: Offering competitive discount rates to entice customers to become Subscribers is a key marketing strategy. Setting appropriate rates that balance profitability with customer incentives is a delicate balancing act. If other solar companies offer more competitive discount rates for Subscribers, we may be unable to find Subscribers willing to procure energy from our Projects.

Commissions We Have To Pay to Find New Subscribers: The Projects pay commissions to salespeople who work for third party commercialization companies. These companies specialize in connecting Subscribers to solar projects like our Projects. Calculating and managing these commissions to ensure they align with the Project's financial projections is essential to control costs and maximize revenue. If companies we compete with pay higher commissions to commercialization companies, we may have to increase our commissions to retain the service which could have a negative impact on net income.

Risks Associated with Investments Outside the U.S.: All of the Company's Projects will be in Brazil. Projects located in developing countries such as Brazil may be subject to certain risks that generally do not apply to investments in developed countries such as the United States. Such risks include the following:

·	Historically, the markets of developing countries have been more volatile than the markets of developed countries.

·	Developing countries may have less developed legal and accounting systems. The legal systems of developing countries might be less reliable in terms of enforcing contracts.

·
The governments of developing countries may be more unstable and more likely to impose capital controls, nationalize a company or industry, place restrictions on foreign ownership and on withdrawing money from the country, and/or impose punitive taxes that could adversely affect prices.

·	The economies of developing countries may be dependent on relatively few industries that are more susceptible to local and global changes.

·
Brazil faces security challenges, and the Projects can be vulnerable to theft, vandalism, and damage. Ensuring robust security measures is essential to mitigate these risks and protect project assets. If we are unable to properly secure the Projects, the Projects could be negatively affected by crime, which could reduce our net income.

·
Some areas in Brazil are influenced or controlled by local non-governmental groups called "militias". Local militias may impact the security and operations of the Projects. Investors should carefully assess the presence of militias in Project locations and consider how this could affect our operations.

·
Development challenges, such as land acquisition, permitting delays, and poor infrastructure, can hinder progress and increase costs of the Projects. Navigating these obstacles is crucial to the successful development of our Projects. Ineffective land acquisition practices, slow reaction to permitting delays or selecting sites with poor infrastructure can negatively affect the financial performance of the Projects and the Company.

Foreign Currency Exposure: The Subscriber contracts entered into by the Projects will be denominated in Brazilian real. Contracts denominated in real will be subject to fluctuations in the exchange rates, which could impact the Company's returns. While the Manager might be able to hedge the Company's foreign currency exposure to some degree, such hedging may be expensive and may not be entirely effective.

Imprecise Language Translations: All of the Company's legal contracts in Brazil will be written in both English and Portuguese. Given that these languages have different historical and cultural roots, it is possible that some of the materials or proceedings may not directly translate across languages and any deviation from the Company's intentions, especially with respect to some of the more technical terms or work involved, may cause disruptions or misunderstandings that may negatively impact the Projects.

Risks Upon Disposition of Investments: If the Company sells a Project, it might be required to make representations about the business and financial affairs of the Project, and to indemnify the purchaser if those representations prove to be inaccurate or misleading. These arrangements may result in contingent liabilities, which might ultimately require Investors to return some or all of the distributions they have received.

Regulatory Risks: The Projects will be subject to extensive regulatory requirements, including those imposed by Brazilian environmental, safety, labor and other regulatory and political authorities. These regulatory requirements will impose substantial costs on the Projects. Further, should any Project fail to comply with one or more regulatory requirements, it could result in substantial fines and penalties or a shutdown of the Project.

Unavailability of Insurance Against Certain Catastrophic Losses: Certain losses of a catastrophic nature, such as earthquakes, wars, terrorist attacks or other similar events, may be either uninsurable or insurable at such high rates that to maintain such coverage would cause an adverse impact on the related Project. As a result, not all Projects may be insured against all possible risks. If a major uninsured loss occurs, the Company could lose both the amount it invested in and anticipated profits from the affected Projects.

Potential Environmental Liability: The Projects, like any large-scale physical plant, could cause environmental contamination under some circumstances. Further, the SPE could be found liable for environmental contamination that occurred before the Project was built. The cost of remediation and penalties could be very large.

Liability for Personal Injury and Damage to Property: The Company could be held liable for accidents and injuries at the Project site. The SPE will carry insurance to protect against the potential losses, but the insurance might not be adequate.

We Might Raise More than $50,000,000: Under Regulation A, the Company is allowed to raise a maximum of $75,000,000 in any rolling 12-month period. Should the Company raise the maximum offering amount, it might decide to raise more, in a subsequent rolling 12-month period, or pursuant to a private placement or other offering.

Global or National Economic Conditions: An economic slowdown in Brazil could affect our Subscribers and therefore our Projects.

No Participation in Management: Investors will have no voting rights and no right to participate in the management of the Company or the Projects. Instead, the Manager will make all decisions. You will have the ability to replace our management team only under very limited circumstances, as described in "Summary of LLC Agreement and Authorizing Resolution - Management."

Reliance on Management: The success of the Company and its Projects will depend in part on the skills of our Manager and its management team. If our Manager fails to retain its key personnel,, the Company and its Investors could suffer.

Sale of Other Securities: The Company could, at any time, sell Class A Investor Shares other than pursuant to this Offering, for example, in a private placement, or could sell other classes of securities to raise additional capital. A different class of securities could have greater rights than those associated with the Class A Investor Shares, including but not limited to preferential rights to distributions.

Limitations on Rights in Investment Agreement: To purchase Class A Investor Shares, you are required to sign our Investment Agreement. The Investment Agreement will limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Shares:

·	Any claims arising from your purchase of Class A Investor Shares must be brought in the state or federal courts located in Wilmington, Delaware, which might not be convenient to you.

·	You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, that limitation does not apply to claims arising under Federal securities laws.

Forum Selection Provision: Our Investment Agreement and our LLC Agreement both provide that disputes will be handled solely in the state or federal courts located in the state of Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve very complex legal questions), particularly with respect to alternative entities (such as LLCs), and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

Section 27 of the Exchange Act provides that Federal courts have exclusive jurisdiction over lawsuits brought under the Exchange Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Section 22 of the Securities Act provides that Federal courts have concurrent jurisdiction with State courts over lawsuits brought under the Securities Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Investors cannot waive our (or their) compliance with Federal securities laws. Hence, to the extent the forum selection provisions of the Investment Agreement or the LLC Agreement conflict with these Federal statutes, the Federal statutes would prevail.

Waiver of Right to Jury Trial: The Investment Agreement and the LLC Agreement both provide that legal claims will be decided only by a judge, not by a jury. The provision in the LLC Agreement will apply not only to an Investor who purchases Class A Investor Shares in the Offering, but also to anyone who acquires Class A Investor Shares in secondary trading. Having legal claims decided by a judge rather than by a jury could be favorable or unfavorable to the interests of an owner of Class A Investor Shares, depending on the parties and the nature of the legal claims involved. It is possible that a judge would find the waiver of a jury trial unenforceable and allow an owner of Class A Investor Shares to have his, her, or its legal claim decided by a jury. In any case, the waiver of a jury trial in both the Investment Agreement and the LLC Agreement do not apply to claims arising under the Federal securities laws.

Conflicts of Interest: The interests of the Company and the Manager could conflict with the interests of Investors in a number of ways, including:

·	Our Manager and its officers are not required to devote all of their time and effort to the Company and are only required to devote such time to our affairs as their duties require.

·
Our Manager will receive fees based, in part, on the amount of cash flow the Projects generate. The Manager might, therefore, have an incentive to raise more capital, and invest in more Projects, than they would otherwise, leading them to invest in borderline Projects.

·
The entire business of the Manager consists of investing in solar projects, including solar projects in Brazil. There could be conflicts between Projects they decide to invest in through the Company and projects they invest in through other vehicles.

Risk of Failure to Comply with Securities Laws: The Offering relies on an exemption from registration with the SEC pursuant to Regulation A. If the Offering did not qualify for exemption from registration under the Securities Act, the Company could be subject to penalties imposed by the federal government and state regulators, as well as to lawsuits from Investors.

No Market for the Class A Investor Shares; Limits on Transferability: An Investor who wishes to sell or otherwise transfer their Class A Investor Shares may be limited because:

·	There will be no established market for the Class A Investor Shares, meaning the Investor could have a hard time finding a buyer for its shares.

·	Although the Company offers a limited right of redemption, there is no guarantee that an Investor who wants to sell his, her, or its Class A Investor will be able to do so.

·
Class A Investor Shares may not be transferred without the Company's consent, which we can withhold in our sole discretion. The Company also has a right of first refusal to purchase any Class A Investor Shares proposed to be transferred.

Corporate Governance Risk: As a non-listed company conducting an exempt offering pursuant to Regulation A, the Company is not subject to a number of corporate governance requirements that an issuer conducting a registered offering or listed on a national stock exchange would be. For example, the Company does not have (i) a board of directors of which a majority consists of "independent" directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange's requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange's requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of the Company's internal controls.

The Company is an "Emerging Growth Company" Under the JOBS Act: Today, the Company qualifies as an "emerging growth company" under the JOBS Act of 2012. If the Company were to become a public company (e.g., following a registered offering of its securities) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Exchange Act and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs but could also mean that Investors receive less information and fewer protections than they would otherwise. However, these exemptions - and the status of the Company as an "emerging growth company" in the first place - will not be relevant unless and until the Company becomes a public reporting company.

The Company has elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an "issuer" (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers. As a result, owners of Class A Investor Shares might not receive the same disclosures as if the Company had not made this election.

Breaches of Security: It is possible that our Platform, systems or the systems of third-party service providers could be "hacked," leading to the theft or disclosure of confidential information Investors provide to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, the Company, Manager and our service providers may be unable to anticipate these techniques or to implement adequate defensive measures.

Unanticipated changes in our tax laws that may impact us, the enactment of new tax legislation, or exposure to additional income tax liabilities could affect our profitability: We are obligated to comply with income tax laws in the regions where we operate, including recent changes like the Inflation Reduction Act. These evolving tax regulations could impact our financial health. We also face potential tax audits that may result in additional tax assessments, with uncertain outcomes. Changes to our effective tax rate, driven by shifts in our operational structure, could have significant effects on our financial well-being.

Dilution

The sale of shares is exclusively facilitated through our Platform, where shares are available at a price per Class A Investor Share as determined by our Manager and that may be adjusted on a monthly basis in the future. See "Securities Being Offered - Price of Class A Investor Shares". This approach has been designed to safeguard the interests of our shareholders by preventing dilution of their ownership stakes. One notable aspect of our policy is that there are no shares allocated to executives, officers, promoters, or any affiliated individuals.

We firmly adhere to a level playing field philosophy, ensuring that all individuals associated with the Company, regardless of their roles, have no privileged access to shares beyond what is offered through the Platform. This strict adherence to equity underscores our dedication to treating every Investor equally.

Plan of Distribution and Selling Securityholders

The Company is continuing to offer to sell up to an additional $75,000,000 of Class A Investor Shares to the public. This Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the Offering. Further, the acceptance of subscriptions, whether via the Platform or otherwise, may be briefly paused at times to allow us to effectively and accurately process and settle subscriptions that have been received.

The Offering will continue as soon as our offering statement is "qualified" by the SEC and will end on the sooner of (i) a date determined by the Company, or (ii) the date the Offering is required to terminate by law.

Only the Company is offering securities in this Offering. None of our existing officers, directors, or stockholders is offering or selling any of their securities of the Company in this Offering.

The Company is not using an underwriter or broker to sell the Class A Investor Shares and is not paying commissions. Class A Investor Shares will be offered and sold only through the Platform.

This is a "best efforts" offering. We may adjust the price of the Class A Investor Shares on a monthly basis in the future. See "Securities Being Offered - Price of Class A Investor Shares".

The Company reserves the right to reject any subscription to purchase Class A Investor Shares in this Offering in whole or in part and for any reason (or no reason). If the Company rejects an investment, it will promptly return all the Investor's money without interest or deduction.

Anyone can buy Class A Investor Shares. The Manager does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering. See "Securities Being Offered: The Class A Investor Shares-Limit on the Amount a Non-Accredited Investor Can Invest".

After the Offering has been "qualified" by the SEC, the Manager intends to advertise the Offering using the Platform and through other means, including public advertisements, social media and audio-visual materials, in each case, only as we authorize and in compliance with the rules and regulations of Regulation A. Although these materials will not contain information that conflicts with the information in this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class A Investor Shares, the advertising materials will not give a complete understanding of this Offering, the Company, or the Class A Investor Shares and are not to be considered part of this offering circular. The Offering is made only by means of this offering circular and prospective Investors must read and rely on the information provided in this offering circular in connection with their decision to invest in Class A Investor Shares.

 Use of Proceeds

The table below sets forth our estimated use of proceeds from this Offering, assuming we sell in this Offering $50.0 million in Class A Investor Shares. As of the date of this offering circular, our price per Class A Investor Shares is $0.88.

The Company and the Projects have operating expenses. We expect to pay for the operating expenses with cash flow from the Projects, but if the Projects have not earned enough revenue to pay for any given operating expense, the Manager may use the proceeds from this Offering to pay such operating expense. The types of operating expenses at the Project and Company level are described in "Our Operating Costs and Expenses".

The Manager previously spent $82,244 on start-up costs in connection with our prior Offering, including legal, accounting and state filing fees relating to the initial preparation and qualification of that offering. The Company anticipates spending an additional $60,000 for the cost of preparing and qualifying this Offering. All of the net proceeds of this Offering after expenses will be used to acquire and develop Projects. The capital raised in this Offering will not be used to compensate officers or directors as the Company has no employees. However, offering proceeds may be used to pay fees owed to the Manager and its affiliates. See "Compensation of Directors and Executive Officers".

The Manager may make short term, interest-free advances to the Company to make payments on an as-needed basis. The Manager has also secured a loan on behalf of the Company. We do not anticipate any additional sources of capital apart from funds from operations, the advances, funds generated through this Offering and the loan to fund the acquisition of Projects and to cover start-up and operational costs. For further information about the Company's borrowing, please refer to the "Leverage" section below.

The Manager will only cause the Company to invest in Projects when it is certain that the Company can raise enough debt and equity capital (or as noted below, the Manager agrees to pre-fund such capital) to complete the purchase of each Project. The Investment Committee (see "Investment Committee") also sets a short term investment target, known as the "Investment Target". The primary objective of the Investment Target is to ensure that the amount of capital raised aligns with the anticipated timing and expenses associated with the Projects. This approach allows the Company to secure capital in anticipation of forthcoming Projects that have either been approved or have a high likelihood of receiving approval from the Investment Committee.

It is important to note that no capital will be allocated to any Project until it has received formal approval from the Investment Committee and has been reported in accordance with the appropriate procedures. In the interim, we may invest in short-term, highly liquid investments. Such short-term investments will not earn as high of a return as we expect to earn on our investments in Projects.

We might invest in Projects using the Manager's capital before we have raised enough capital from Investors. In that case, we will replace the Manager's capital with capital from Investors as soon as we raise it. To the extent the Manager or its affiliates invest capital, they will do so on the same price and terms as other Investors.

The Company is not paying commissions to underwriters, brokers, or anyone else in connection with the sale or distribution of the Class A Investor Shares. In some cases, retirement custodians, investment advisers, and other intermediaries will offer to invest on behalf of their clients. In such cases, the custodian, adviser, or intermediary will be paid a fee from their client's invested funds. In such cases, the client (rather than the Company) is paying those fees.

Historically, the Company has taken all its Offering proceeds and invested them into start-up costs and the purchase of Projects and its future plan is to continue to utilize all proceeds for the purchase of subsequent Projects. Please refer to the table below where we outline the use of proceeds from inception through June 30, 2023:

Sources and Uses	Amount
Sources
Amount Previously Raised (pursuant to Regulation A)	$8,224,365
Maximum Amount to be Raise from this Offering	$50,000,000
Proceeds from the Sale of Projects	$238,752
Interest from short term investments	$17,652
Loans	$4,553,001
Total	$63,033,770

Uses
Cash on Hand and Equivalents	$1,472,737
Start-up Costs	$91,633
Loan Interest	$1,047,393
Company Operating Expenses	$582,078
Loan to a related entity	$120,607
Distributions to Investors	$689,138
Current Investments Projects	$9,030,185
Anticipated Investments in New Projects	$50,000,000
Total	$63,033,770

 Description of Business

Offices and Employees

The Company's offices are located at 52 Main Street, Chester, CT 06412. The Company itself has no employees. Rather, the Company has engaged the Manager to manage the Company and utilizes employees and services provided by the Manager as described more fully in the section "Directors, Executive Officers & Significant Employees".

Company Overview

Energea Portfolio 2 LLC is a limited liability company, treated as a corporation for tax purposes, and organized under the laws of Delaware as of January 13, 2020. The Company and its day-to-day operations are managed by the Manager, Energea Global LLC. The Company was created to invest in the acquisition, development, and operations of community solar energy Projects in Brazil. The Projects will be rented to groups of residential households and to businesses for monthly payments based on the amount of electricity produced by the Project and credited to them. We anticipate that the Projects will produce a stable and predictable stream of cash flow from Subscribers who are individuals or groups of residential households and businesses that are part of consortiums that we manage with whom we enter into leases to rent the Projects.

Projects are owned by SPEs. Each SPE is organized as a Brazilian Limitada or Ltda, the Brazilian equivalent of a U.S. limited liability company. Under Brazilian law, the assets and liabilities of a Ltda are distinct. Thus, the liabilities of a Project held in one SPE will not affect the assets of another Project held in a different SPE.

As of the date of this offering circular, the Company owns 100% of each SPE, although there could be instances where the Company is a partner in a SPE with another party, such as the Development Company (as defined below). In all cases, the Company will exercise complete management control over the SPE.

The revenue from our Projects will consist primarily of the payments we receive from Land Leases, Project Rental Contracts and Project Operations and Maintenance Contracts (each as defined below). The Company will make a profit if revenues from Projects exceed their expenses plus those expenses of the Company (see "Our Operating Costs and Expenses" below).

While we have opportunistically sold Projects in the past (see "Projects Sold"), the Company generally plans to hold the Projects indefinitely, creating a reliable stream of cash flow for Investors. Should the Company decide to sell Projects in the future, however, the Manager would consider the following factors:

·
Yield and Cashflow: Many investment funds look for reliable cashflows generating a targeted yield. With both revenue and most expenses locked in by contract, the cash flow from any Project or portfolio of Projects should be predictable and consistent for as long as 25 years.

·
Project Consolidation: Some of the Projects will be too small or unusual for institutional buyers to consider purchasing on their own. The Company could package these Projects into a larger, more standardized portfolio that will be attractive to these larger, more efficiency-focused players. In the aggregate, a portfolio of Projects might be expected to generate 50+ megawatts of power with relatively uniform power contracts, engineering standards, and underwriting criteria. A portfolio of that size can bear the fees and diligence associated with an institutional-grade transaction or securitization.

·
Cash Flow Stabilization: When the Company buys a Project, it will typically share the construction risk with the Development Company that originated the Project. Larger investors are generally unwilling to take on construction risk and will invest only in projects that are already generating positive cash flow, referred to as "stabilization". Thus, the Company may acquire Projects before stabilization and sell them after stabilization. Institutional investor interest in the Portfolio should increase as the portfolio stabilizes.

·
Increase in Residual Value: When the Company acquires a Project, the appraisal is based solely on the cash flows projected from executed Project Rental Contracts, with no residual value assumed for the Project. There is a high probability that a Project will continue to create revenue after its initial contract period in the form of a contract extension, repositioning, or sale of energy into the merchant energy markets. This creates a sort of built-in "found value" for our Projects, which may be realized upon sale.

Investment Strategy

The Company sources most of its Projects from third parties in Brazil who specialize in developing solar projects (who we refer to as "Development Companies"). Energea Brazil, an affiliate of the Manager, is a Development Company.

The Company's relationship with Development Companies may take several different forms. A Development Company might identify a potential project and permit, engineer and construct it, might provide operations and maintenance support for a Project after it is built, or might sell a Project to us and exit entirely.

Development Companies are compensated for their work and their risk. This compensation may take the form of a developer fee or a continued economic interest in the SPE. As of the date of this offering circular, no Development Companies have any economic interest in the SPEs. However, where a Project is originated through Energea Brazil, Energea Brazil will cap the related-party development fee at 5.0% of the overall Project's cost, which we believe is below the standard market rates for developing a project.

We believe that we will be able to continue to source new Projects in Brazil for several reasons, including the fact that the cost of electricity in Brazil has risen over time. We believe this rise in energy costs has occurred for several reasons:

·
Even with the relatively low rates of economic growth Brazil has experienced in recent years, as compared to other developing countries, its energy needs continue to grow as the country modernizes and increases its use of electronic devices.

·
Brazil has relied extensively on electricity generated from hydropower. However, hydroelectricity fluctuates with the seasons and most large hydroelectric projects have already been developed, so new projects come online at more expensive pricing.

·	Previous governments subsidized energy costs for decades. Recent changes in government have removed these subsidies, so the true cost of energy is now being passed through to end-users.

We believe the cost of electricity in Brazil will continue to rise for the foreseeable future.

As a result of these trends, our Projects typically offer residential and business Subscribers savings between 15-25% on their electricity bills. These Subscribers might prefer solar power over power generated by fossil fuels because they care about the environment, want to fight climate change or simply to enjoy materially lower energy costs.

We believe we will be able to continue to acquire and develop new Projects in the future. Our Manager will consider the following characteristics when evaluating Projects:

·
Power Capacity: The Brazilian market for utility-size solar projects (10+ megawatts) is efficient and competitive, with many large players. We intend to focus on the smaller market, with projects of between one-hundred kilowatts and five megawatts. The capacity of a solar project is determined in accordance with "standard testing conditions" established by certain laboratories worldwide. The actual output of a solar project fluctuates with solar irradiance.

·
Subscribers: The Subscribers for a given Project will be private households and small businesses, organized into a single entity, typically taking the form of a "Sociedade Anônima" managed by the Company, as a consortium for commercial and residential Subscribers (a "consortium"). For a one-megawatt Project, we would expect the consortium to include, on average, about 2,000 Subscribers. Subscribers may opt out of a consortium at any time and will be replaced by other Subscribers from a waiting list.

·
Project Rentals: A SPE will rent each Project to a consortium so that, in form, Subscribers are generating their own electricity, while the rent paid by the consortium is effectively a payment for their use of the Project. Typically, a Project Rental Contract will have a term of 20 years.

·
Operation and Maintenance: When the SPE rents a Project to a consortium, the consortium will simultaneously hire the SPE to operate and maintain the Project on a turnkey basis, and the SPE will hire a third party to perform some or all of those services.

·	Locations: We select locations based primarily on:

o Brazilian states which have the most advantageous tax and energy economics;

o Efficient access for maintenance;

o Interconnection points with the electricity grid;

o Solar irradiance; and

o Acceptable security risks. The Company tries to avoid selecting Projects in locations with high crime areas which could expose the project to an increased risk of theft and vandalism.

·
Right to Land: Typically, we lease the land where the Projects are built, pursuant to a lease that continues for at least the duration of the Project Rental Contract with our Subscriber and gives us, as tenant, the right to extend.

·
Connecting Projects to the Local Electric Grid: The Projects will not be connected directly to Subscribers. Instead, they will be connected to the local electric grid. As a member of a consortium, which has rights to the Project via the Project Rental Contract, Subscribers will be entitled to a credit on their electric bill.

·
Our Solar Equipment: We use the equipment standardly used across the solar industry: solar panels, which turn sunlight into electrical energy; and inverters, which convert direct current from panels to alternating current used in homes and businesses. We buy our equipment only from certain manufacturers known for high quality and financial strength.

·
Compliance with Brazilian Laws Applicable to Solar Projects: Each Project will comply with Normative Resolution ANEEL n° 482/2012 ("Ren 482"), the primary law governing community solar electricity systems in Brazil.

·	When the Company Invests in Projects: Normally, the Company will not invest in a Project until certain conditions are satisfied. Among these:

o The SPE has executed contracts for the lease of the underlying land, for engineering, and for the construction of the Project, for the rental of the Project to a consortium, a full list of committed Subscribers and for operations and maintenance;

o The electric utility has confirmed that the Project can connect with the electric grid;

o All environmental and installation permits have been obtained;

o We have executed installation service agreements (e.g., for all civil and site work, electrical installation, installation of racking, etc.); and

o We have obtained insurance.

Thus, in most cases Investors are not exposed to any Project-level risks until all these conditions are satisfied. However, the Manager might make exceptions for exceptionally promising Projects. The Manager will have sole discretion over whether to acquire or invest in a Project. See "Risks of Investing" for more information.

Investment Committee

When we find a Project that meets the fundamental criteria described above, we consider the Project for investment at a multi-disciplinary committee of experienced renewable energy executives of the Manager ("Investment Committee"). As of the date of this offering circular, the Investment Committee consists of the Managing Partners, General Counsel, a Financial Analyst and the Director of Construction. To approve a Project for funding, a unanimous approval of the Project by the Investment Committee is required to move forward. A copy of the memorandum prepared by the Manager for each Project and used by the Investment Committee to make an investment decision is provided to Investors on the Platform and in our filings with the SEC.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in renewable energy in the Brazilian market, including individuals, corporations, private funds, and other entities engaged in renewable energy investment activities, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous companies with asset acquisition objectives similar to our Manager, and others may be organized in the future, which may increase competition for the investments suitable for us.

Competitive variables include market presence and visibility, amount of capital to be invested per Project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying projects that we have targeted for acquisition. Although we believe we are well positioned to compete effectively in each facet of our business, there is enormous competition in the market and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Our Revenue

The revenue from our Projects consists primarily of the payments we receive from Subscribers under Land Leases, Project Rental Contracts and Project Operations and Maintenance Contracts. The Company also produces cash flow by selling Projects opportunistically.

Our Revenue Recognition Policy follows ASC-606 which is a five-step procedure:

Procedure	Example
Step 1 - Identify the Contract	Project Rental Contract
Step 2 - Identify the Performance Obligations	Delivery of electricity from solar plant
Step 3 - Determine the Transaction Price	Amount contractually signed with Subscriber
Step 4 - Allocate the Transaction Price	Obligation is satisfied by transferring control of the electricity produced to the Subscriber
Step 5 - Recognize Revenue	At a point in time when the Subscriber is invoiced

Our Operating Costs and Expenses

The Company incurs a variety of costs and expenses, including:

·	banking fees;

·	legal expenses;

·	payments to the Manager for fees and carried interest;

·	fees to wire money from Brazil to the U.S.;

·	payments to U.S. states to comply with their respective securities law ("Blue Sky Laws");

·	debt service and transactional payments (where we borrow money at the Company level);

·	annual financial audit expenses.

·	U.S. and Brazilian taxes.

The Projects also incur a variety of costs and expenses, including:

·	payments to third parties to operate and maintain the Projects;

·	lease payments to landowners;

·	debt service and transactional payments (where we borrow money at the Project level);

·	utilities;

·	on-site security;

·	payments to the third party that manages Subscriber electric bill credits;

·	Brazilian taxes;

·	banking fees;

·	project insurance.

The Company's total operating expenses for the fiscal year ended December 31, 2022, were $214,961 and as of June 30, 2023 were $213,984.

U.S. and Brazilian Taxes

The following summarizes the most significant Brazilian taxes that will be imposed on the SPEs and the Company, as well as the Federal income tax consequences of acquiring Class A Investor Shares. This summary is based on the current tax laws of Brazil, the current U.S. Internal Revenue Code (the "Code"), the current regulations issued by the Internal Revenue Service ("Regulations"), and current administrative rulings and court decisions, all as they exist today. All of these tax laws could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Brazilian Taxes

Brazilian Tax System Generally

Like the United States, taxes in Brazil are imposed at the federal, state, and local level.

The federal government will impose the following taxes on each SPE:

·	A corporate income tax equal to (i) 15% of the SPE's taxable income, plus (ii) 10% of the SPE's taxable income per month in excess of R$20,000.

·	A social contribution tax equal to 9% of the taxable income of the SPE.

·	A corporate sales tax equal to 1.65% of the SPE's gross sales revenue.

·	A social security tax equal to 7.6% of the SPE's gross sales revenue.

·	A tax on some purchased goods (like a sales tax) imposed at 10%.

The SPEs will be entitled to depreciation deductions with respect to certain equipment.

At the state level, each SPE will be subject to a tax on purchased goods (e.g., solar equipment). The ICMS rates vary by state but will typically be imposed at 18%.

At the local level, many municipalities impose a tax on revenues from services provided (e.g., the services an SPE will provide to the consortium or cooperative under a Project Operation and Maintenance Agreement). These taxes are typically imposed at a rate of 5%.

NOTE: Brazil does not impose a tax on the Company itself or on Investors, nor does it require SPEs to withhold any taxes from distributions to the Company investor (Company or Individual) for permanent investors.

U.S. Federal Income Taxes

Classification as a Corporation

The Company will be treated as a corporation for federal income tax purposes. As a corporation, Cash received by investors will be treated as a combination of return of capital or qualified dividends. Qualified dividends will be taxed at the capital gains tax rate of either 0%, 15%, or 20%, depending on the investor's income tax bracket.

The General Intangible Low-Tax Income "GILTI" tax on foreign investments is more favorable to our investors under a corporate tax structure as opposed to a partnership, where the tax on international assets would be levied on individuals. Under a partnership an investor would be responsible for 37% of all foreign profits generated from an international investment. A corporate tax structure allows the corporation to realize foreign tax credits. Under this corporate tax reporting structure, the corporate entity would only pay 21% tax on 50% of the foreign profits after foreign tax credits have been applied.

When the Company closes its books each year, it will post a profit/loss for that tax year. In accordance with the IRS, taxable dividends can only result from profit/loss of an "LLC treated as a corporation" which is how the Company is classified. When the Company's profit/loss for the year is less than the total distributions (which is often the case), the remaining distributions get filed in Box 3 of the Investor's 1099-DIV as non-dividend distributions. These distributions are non-taxable and are filed as a return of capital (and subtracted from the basis). When the Investor sells their shares or are bought out at the end of the portfolio's lifespan, the basis is what is used to determine the capital gains or losses realized by the sale of the shares.

Taxation of Dividends

The income of the Company will consist primarily of cash available for distribution ("CAFD") received from the SPEs in the form of a dividend. Because the SPEs will be foreign corporations, these dividends will be "non-qualified dividends" within the meaning of the Code and therefore subject to tax at ordinary income tax rates ("qualified dividends," including dividends from most U.S. corporations, are subject to tax at preferential rates).

Foreign Tax Credit

The Company, but not the Investors, might be entitled to credits for taxes paid by the SPEs in Brazil.

Sale or Exchange of Class A Investor Shares

In general, the sale of Class A Investor Shares by an Investor will be treated as a sale of a capital asset. The amount of gain from such a sale will generally be equal to the difference between the selling price and the Investor's tax basis. Such gain will generally be eligible for favorable long-term capital gain treatment if the Class A Investor Shares were held for at least 12 months. However, to the extent any of the sale proceeds are attributable to substantially appreciated inventory items or unrealized receivables, as defined in Code section 751, the Investor will recognize ordinary income.

A gift of Class A Investor Shares will be taxable if the donor-owner's share of the Company's debt is greater than his or her adjusted basis in the gifted interest. The gift could also give rise to federal gift tax liability. If the gift is made as a charitable contribution, the donor-owner is likely to realize gain greater than would be realized with respect to a non-charitable gift, since in general the owner will not be able to offset the entire amount of his adjusted basis in the donated Class A Investor Shares against the amount considered to be realized as a result of the gift (i.e., the debt of the Company).

Transfer of Class A Investor Shares by reason of death would not in general be a taxable event, although it is possible that the IRS would treat such a transfer as taxable where the decedent-owner's share of debt exceeds the pre-death basis of his interest. The decedent-owner's transferee will take a basis in the Class A Investor Shares equal to its fair market value at death (or, in certain circumstances, on the date six (6) months after death), increased by the transferee's share of debt. For this purpose, the fair market value will not include the decedent's share of taxable income to the extent attributable to the pre-death portion of the taxable year.

Treatment of Distributions

Upon the receipt of any distribution of cash or other property, including a distribution in liquidation of the Company, an Investor generally will recognize income only to the extent that the amount of cash and marketable securities he, she, or it receives exceed the basis of his, her, or its Class A Investor Shares. Any such gain generally will be considered as gain from the sale of Class A Investor Shares.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company's income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year. In general, each Investor will report his, her, or its share of the Company's income and losses for the taxable year of such Investor that includes December 31st, i.e., the calendar year for individuals and other owners using the calendar year.

Tax Returns and Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his or her federal income tax returns. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of Class A Investor Shares. The tax returns of the Company will be prepared by accountants selected by the Company.

If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors.

Each Investor must either report Company items on his or her tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other U.S. Tax Consequences

The foregoing discussion addresses only selected issues involving Federal income taxes and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

Summary of Supporting Contracts

The Company will cause the SPEs to enter into five main contracts for each Project:

·	Land Lease: The SPE will lease (rather than buy) the land where the Project is located, pursuant to a contract we refer to as a "Land Lease."

·
Construction Contract: To build the Projects the SPE will hire a third party to provide engineering, procurement, and construction services pursuant to a contract referred to as a "Construction Contract."

·
Project Rental Contract: In all cases, the SPEs will rent the Projects to a Consortium or Cooperative of Subscribers (so that the Subscribers are, in form, generating their own solar power) pursuant to a contract we refer to as a "Project Rental Contract."

·
Operations and Maintenance Contract: As the SPE rents the Project to a Consortium or Cooperative of Subscribers pursuant to a Project Rental Contract, the Consortium or Cooperative simultaneously hires the SPE to operate and maintain the Project pursuant to a contract referred to as an "Operations and Maintenance Contract."

·	Project Maintenance Contract: The SPE will then hire a third party to operate and maintain the Projects pursuant to a contract referred to as a "Project Maintenance Contract."

Each of these contracts are bi-lingual, both in English and in Portuguese, the national language of Brazil. Although the final terms and conditions might differ from Project to Project, the rights and obligations of the parties will generally be consistent across all of the Projects.

Land Leases

The principal terms of a typical land lease are as follows:

·	The initial term is typically the same as the term of the Project Rental Contract. However, the SPE will have the right to extend the term for up to 30 years.

·	The rent typically escalates with the Brazilian consumer price index (the Indice Nacional de Precos ao Consumidor Amplo).

·	The SPE is responsible for taxes, water fees, power, sewage and any other services or utilities.

·
The SPE can do anything on the land necessary to build a Project, including opening roads, workshops, buildings, warehouses, offices, and other complimentary and ancillary installations so long as they are approved by the applicable legal authorities. The SPE is also permitted to make any improvements to the land it deems necessary so long as these improvements do not impact the structural integrity of any buildings and we give the lessor advance notice.

·
The SPE is liable for any direct damages that occur to the land and must hold the lessor harmless against any claims, liabilities, direct damages, losses, or expenses caused by these damages unless the lessor was the party who caused such damages.

·
The SPE is also responsible for any environmental liabilities that occurred during the Land Lease term, while the lessor is responsible for any environmental liabilities before or after the Land Lease term. In connection with any environmental liabilities, the parties both agree to hold each other harmless for any claims, liabilities, or damages that each party is responsible for under the Land Lease. However, all liability for either party for any liabilities under the Land Lease (including environmental) will be limited to the direct damages and penalties imposed without regard to consequential damages and/or loss of profits.

·	The SPE has a right of first refusal to purchase the land if the lessor wants to sell it.

·
The lessor may terminate at any time. However, if the termination is for any reason other than our failure to pay rent for more than three months, the lessor is required to pay a penalty to compensate the SPE for the loss of revenue from the Project.

·	The SPE may also terminate at time. The SPE would not be subject to any penalty but would be required to remove the Project and repair any damage to the land.

·
Disputes would be resolved by arbitration in Rio de Janeiro under the rules of the Federation of Industries of the State of Sao Paulo (also known in Brazil as the Federação das Industrias do Estado de Sao Paulo).

Construction Contracts

The principal terms of a typical construction contract are as follows:

·	The contractor will provide all the services needed to design and build a Project on a turnkey basis, including:

o Producing estimates of the potential electrical capacity;

o Creating engineering drawings;

o Supplying materials; and

o Installing, assembling, and testing the equipment.

·	For its services, the contractor will be entitled to a fixed fee.

·	The fixed fee will be paid in accordance with a schedule based on project milestones.

·
The contractor will (i) be responsible for payment of all taxes, charges, tax contributions, and social security contributions related to the services performed; and ensure that all of its personnel are duly registered, are performing services in accordance with Brazilian law, and are paid all wages, salary, labor, and social security charges for their work.

·	The contractor will provide the SPE with certain warranties for its services and the equipment supplied.

·	The contractor must maintain certain specified insurance coverages.

·	The contractor is subject to various penalties for failure to perform.

·	Disputes would be resolved by arbitration by the Chamber of Business Arbitration in Brazil (also known in Brazil as the Camara de Mediacao e Arbitragem Empresarial - Brasil).

Project Rental Contracts

The principal terms of a typical project rental contract are as follows:

·	The Consortium or Cooperative rents the Project for 25 years.

·	The SPE is responsible for obtaining and maintaining any necessary authorizations or approvals for operating the Project.

·	The SPE retains title to the Project.

·	The SPE will receive a direct pass-through of 90% of all revenue collected by the consortium, from Subscribers as compensation under this agreement.

·
Disputes would be resolved by arbitration in Rio de Janeiro under the rules of the Federation of Industries of the State of Sao Paulo (also known in Brazil as the Federação das Industrias do Estado de Sao Paulo).

Operations and Maintenance Contracts

The principal terms of a typical operations and maintenance contract are as follows:

·	The SPE is responsible for providing all services required to maintain and operate the Project, including:

o Inspect the solar array at least twice per year;

o Inspect the inverter at least twice per year;

o Make adjustments to the Project to maximize power generation;

o Coordinate inspections and repairs with relevant authorities;

o Provide reports identifying (i) power production at 15 minute intervals; (ii) actual power production versus estimated production; and (iii) losses from transformers and inverters;

o Serve as a liaison with utilities, component manufacturers, and their respective agents;

o Maintain minimum quantities of replacement materials in inventory;

o Coordinate electrical system/component repairs with the Subscriber's electrician;

o Make requested repairs within level of service expectations; and

o Perform preventative maintenance as required.

·
All services will be performed in accordance with their respective owner/operator manuals, applicable manufacturer and vendor warranties and specification, prudent operating practices and applicable laws.

·	The initial term is the same as the Project Rental Contract, which can be extended by mutual agreement of the parties.

·	The SPE will receive a direct pass-through of 10% of all revenue collected by the Consortium or Cooperative from Subscribers as compensation under this agreement.

·
Disputes would be resolved by arbitration in Rio de Janeiro under the rules of the Federation of Industries of the State of Sao Paulo (also known in Brazil as the Federacao das Industrias do Estado de Sao Paulo).

Project Maintenance Contracts

The principal terms of a typical project maintenance contract are as follows:

·	The third-party contractor will provide all services required to operate and maintain the Project, including:

o Providing all personnel, equipment, and materials required for the efficient operation of the Project;

o Preparing all supporting documentation and information related to the use and operation of the Project;

o Inspecting transmission lines and substations at least twice annually and preparing a report suggesting services and maintenance to be performed on the Project;

o Preparing and implementing operation and maintenance instructions, guides, and procedures specific to the Project, including contingency plans as necessary;

o Performing routine inspections of the Project to ensure compliance with manufacturer's operation and maintenance standards;

o Determining, and to the extent possible, performing or managing any additional services as necessary to remedy any actual or potential problems with the Project;

o Registering the Project and all relevant equipment with the appropriate authorities; and

o Managing the supply of all equipment inventory and spare parts.

·
All services will be performed in accordance with their respective owner/operator manuals, applicable manufacturer and vendor warranties and specification, prudent operating practices and applicable laws.

·	The contractor will regularly communicate with the SPE concerning the Project, including:

o When any work is being done on the Project, holding monthly meetings;

o Providing monthly reports;

o Providing daily bulletins on the operation of the Project;

o Preparing monthly management; and

o Providing a report on any technical work performed on a Project.

·
The SPE will pay the third-party contractor a fixed monthly fee plus an additional amount for unexpected parts or services not part of the Scope of Work. The fixed monthly fee is subject to adjustment based on inflation.

·	The initial term of the contract is 60 months.

·	Disputes will be resolved in the courts of the Judicial District of Rio de State of Rio de Janeiro.

Recent Developments

The Company's prior Offering was initially qualified by the SEC on August 13, 2020. The prior Offering raised a total of $11,191,539.68 in funds, and issued a total of 13,416,959 Class A Investor Shares.

Using funds raised in the prior Offering, the Company was able to execute on its strategic goals by acquiring twenty-one (21) Projects, selling 10 Projects and maintaining ownership of 11 Projects through the date of this offering circular (see "Description of Property").

Material Legal Proceedings

Two of the Company's SPEs, namely Energea Pedra do Indaiá Ltda ("Pedra do Indaia") and Energea Iguatama Aluguel de Equipamentos e Manutenção Ltda ("Iguatama"), initiated legal action against Alexandria Indústria de Geradores S.A. ("Contractor") due to breaches of the terms and conditions stipulated in the Construction Contracts.

The Contractor's failure to fulfill its obligations under both Construction Contracts resulted in the accrual of Liquidated Damages owed to the SPEs of Pedra do Indaia and Iguatama. In an effort to remedy the default, a Confession of Debt was executed by the Contractor, encompassing both projects. This document imposed personal and corporate responsibility upon the Contractor to guarantee the owed amount to the SPEs. Regrettably, the Contractor failed to meet the payment obligations outlined in the Confession of Debt.

Subsequently, the Construction Contracts were terminated, and Energea Brasil Operações Ltda (a subsidiary of Energea Global LLC), the entity overseeing the SPEs, promptly initiated legal proceedings. They sought an injunction from the Courts of Rio de Janeiro to secure the payment, including the freezing of the Contractor's corporate bank accounts as a means to compel compliance.

The presiding Judge initially granted the injunction, compelling the Contractor to remit all Liquidated Damages, interest on overdue payments, and legal fees as specified in the Confession of Debt, within a three-day timeframe. Shortly thereafter, the proceedings were further complicated when the Contractor filed for bankruptcy protection and other secured creditors entered the process of collecting unpaid amounts. The lawsuit is still in process and may take several years to reach a final verdict.

 Factors Likely to Impact the Performance of the Company

The ability of the Company to conduct its business successfully depends on several critical factors including, but not limited to:

·
The Price of Electricity in Brazil: As of the date of this offering circular, we estimate that our Subscribers will typically save approximately 15% on their electricity bills when they subscribe to one of our Projects. The energy product we offer Subscribers is a fixed discount on their cost of energy. In other words, if a Subscriber joined with a fixed 15% discount, the amount of revenue we generate from that Subscriber will go up if energy prices go up (as determined by published tariff set by the interconnecting utility for conventional energy) and down if energy prices go down.

·
Government Policies: (see "Management Discussion: Comments on the Market") Given the environmental and economic benefits of solar power, the Company expects the friendly attitude of the Brazilian government to continue. As we have seen in other markets, however, environmentally friendly policies can change quickly. If the government in Brazil succumbed to pressure from incumbent energy producers, it could impose additional costs on the Projects.

·
Currency Fluctuations: The Brazilian national currency, the real, as of the date of this offering circular fluctuating near historic lows vis-à-vis the U.S. dollar, making investments in Brazil relatively inexpensive. Although we believe the real will strengthen vis-à-vis the dollar, making the profits from our Projects more valuable for U.S. investors, our financial projections assume conservatively that the real will continue to weaken versus the dollar. Should the real weaken faster than our projections and after we invest in Projects, any profits from operational Projects would be less valuable for U.S. investors.

 Description of Property

The only property owned by the Company are the Projects.

 Projects Acquired

As of the date of this offering circular, the Company had acquired a total of 21 projects.

Project Name	Entity Name	Project Size (AC)	Acquisition Date	Amount Invested*
Iguatama	Energea Iguatama Aluguel de Equipamentos e Manutencao Ltda.	2.3 MW	10/12/20	$2,266,303.28
Pedra do Indaiá	Energea Pedra do Indaiá Ltda.	2.3 MW	10/01/21	4,006,668.74
Divinopolis III	Energea Divinopolis Ltda.	2.3 MW	12/23/21	813,089.75
Araxa I	Energea Araxa I Ltda	2.5 MW	12/23/21	285,743.47
Araxa II	Energea Araxa II Ltda	2.5 MW	12/23/21	286,299.34
Corumbaíba	Energea Corumbaíba Ltda	2.5 MW	09/09/22	245,076.60
Divinópolis II	Energea Divinopolis II Ltda	2.5 MW	01/04/22	2,857,311.56
Micros I	Energea Micros I Ltda	1.1 MW	12/29/22	921,491.26
Itabapoana	Energea Itabapoana Ltda	2.5 MW	12/29/22	94,589.50
Diamantina II	Energea Diamantina II Ltda	2.5 MW	10/17/22	113,680.39
Formiga I	Energea Formiga I Ltda	2.5 MW	10/17/22	127,073.68
Itaguai III	Energea Itaguai III Aluguel de Equipamentos e Manutenção Ltda.	1.0 MW	03/06/20	35,706.72
Salinas	Project Salinas Geração S.A.	5.0 MW	04/15/19	265,148.35
Pedrinopolis	Energea Pedrinopolis Ltda.	2.3 MW	05/21/21	117.67
Formiga II	Energea Formiga II Ltda	1.5 MW	10/17/22	73,235.76
Naque	Energea Naque Ltda	1.5 MW	10/17/22	123,329.81
Aparecida do Taboado I	Energea Aparecida do Taboado I Ltda	2.5 MW	05/24/23	155,176.20
Aparecida do Taboado II	Energea Aparecida do Taboado II Ltda	2.5 MW	04/12/23	95,567.32
Frei Inocêncio	Energea Frei Inocêncio Ltda	2.5 MW	04/12/23	95,567.32
Monte Sião	Energea Portfolio Geração de Projetos MG II Ltda	2.5 MW	04/17/23	95,833.33
Nova Lacerda	Energea Nova Lacerda Ltda	2.5 MW	04/12/23	73,611.43
	TOTAL			$13,030,621.48

 Projects Sold

As of the date of this offering circular, the Company has sold 10 projects.

Project Name	Entity Name	Project Size (AC)	Date Sold	Sale Price Net of Taxes
Aparecida do Taboado I	Energea Aparecida do Taboado I Ltda	2.5 MW	06/06/2023	$136,029.13
Itaguai III	Energea Itaguai III Aluguel de Equipamentos e Manutencao Ltda.	1.0 MW	07/22/2022	44,408.32
Salinas	Project Salinas Geracao S.A.	5.0 MW	07/22/2022	147,717.12
Pedrinopolis	Energea Pedrinopolis Ltda.	2.3 MW	07/22/2022	150,379.17
Frei Inocêncio	Energea Frei Inocêncio Ltda	2.5 MW	06/06/2023	124,924.63
Monte Sião	Energea Portfolio Geração de Projetos MG II Ltda	2.5 MW	06/06/2023	126,224.19
Nova Lacerda	Energea Nova Lacerda Ltda	2.5 MW	06/06/2023	93,426.83
Formiga II	Energea Formiga II Ltda	1.5 MW	06/06/2023	100,343.76
Naque	Energea Naque Ltda	1.5 MW	06/06/2023	178,010.84
Itabapoana	Energea Itabapoana Ltda	2.5 MW	06/06/2023	133,060.59
	TOTAL			$1,234,524.58

Projects Owned

As of the date of this offering circular, the Company holds 11 Projects. The table below lists the total amount the Company invested into each Project and the estimated Project cost. Please refer to the links in the column labeled "Form 1-U" for the Project Memo which gives in-depth information regarding each Project such as its location, the system size, contractors used to construct the Project, information about other stakeholders, information about the buyer of the energy and environmental commodities and the estimated economics of the Project. The Project Memos can also be found on the Platform.

Project Name	Entity Name	Project Size (AC)	Amount Invested	Est. Projected Cost	Form 1-U
Iguatama	Energea Iguatama Aluguel de Equipamentos e Manutencao Ltda.	2.3 MW	$2,266,303.28	$2,266,303.28	Link
Pedra do Indaiá	Energea Pedra do Indaiá Ltda.	2.3 MW	$4,006,668.74	$4,006,668.74	Link
Divinopolis III	Energea Divinopolis Ltda.	2.3 MW	$3,116,200.00	$813,089.75	Link
Araxa I	Energea Araxa I Ltda	2.5 MW	$3,528,241.00	$285,743.47	Link
Araxa II	Energea Araxa II Ltda	2.5 MW	$3,542,925.00	$286,299.34	Link
Corumbaíba	Energea Corumbaíba Ltda	2.5 MW	$3,054,493.00	$245,076.6	Link
Divinópolis II	Energea Divinopolis II Ltda	2.5 MW	$3,448,555.00	$2,857,311.56	Link
Micros I	Energea Micros I Ltda	1.1 MW	$1,262,243.78	$921,491.26	Link
Aparecida do Taboado II	Energea Aparecida do Taboado II Ltda	2.5 MW	$3,378,550.00	$95,567.32	TBD
Diamantina II	Energea Diamantina II Ltda	2.5 MW	$3,398,546.00	$113,680.39	TBD
Formiga I	Energea Formiga I Ltda	2.5 MW	$3,446,952.00	$127,073.68	TBD
Total			$34,449,677.80	$12,018,305.39

Management Discussion and Analysis of Financial Condition and Result of Operation

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto contained in this offering circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in "Caution Regarding Forward-Looking Statements". Unless otherwise indicated, the latest results discussed below are as of June 30, 2023.

Market Outlook and Recent Trends

According to Greener[1], an analyst of the Brazilian solar market, the number of installed solar systems in Brazil saw a remarkable surge in 2022, growing by 84.9% compared to 2021. This significant expansion required an investment of over R$64 billion (approximately $12.2B USD) including both Distributed Generation ("DG") and utility-scale solar projects. The addition of 7.1 GW of installed capacity marked a 73% increase compared to the previous year, when the installed capacity stood at 10.3 GW.

Despite a reduction in the use of bank financing for solar systems due to elevated interest rates, the solar market continued to flourish primarily. Changes in the regulations governing DG, effective from January 2023, did have a marginal impact on the appeal of residential and commercial solar projects. Nevertheless, solar energy generation for local consumption remained an economically viable and advantageous option for end consumers.

According to Greener, the average price of a solar system experienced a noteworthy decrease of approximately 12% throughout 2022. This decline could be attributed to a drop in module costs and the abundance of equipment stocks among wholesalers, ultimately benefiting the Company. Those trends have continued throughout 2023 and prices for solar modules are at an all-time low.

Brazilian Solar Energy Policies

Normative Resolution 482 (Resolução Normativa 482 or RN 482) is a key policy in Brazil governing distributed solar energy generation, specifically pertaining to net metering. However, please note that policies can change, and it is essential to check the most recent updates from Brazilian regulatory authorities for the latest information. Below is an overview of RN 482 and the difference between DG1 and DG2 as of the date of this Offering Circular:

Normative Resolution 482 (RN 482): This policy was enacted by ANEEL in 2012 and was aimed at promoting the development of distributed solar energy generation. The key provisions of RN 482 included:

·
Net Metering: RN 482 allowed consumers to install solar panels or other distributed generation systems and feed excess electricity back into the grid. This excess energy could be credited and used to offset the consumer's future electricity bills. This mechanism is known as net metering.

·	Consumer Categories: RN 482 classified consumers into two categories: DG1 and DG2.

o DG1: This category included residential and small commercial consumers with installed capacity of up to 75 kW (kilowatts). They were eligible for simplified net metering procedures and received credits for excess energy at the same rate they paid for energy consumption. The Company has acquired several DG1 Projects which we refer to as "micros".

o DG2: This category covered larger consumers, such as industrial or larger commercial users, with installed capacity above 75 kW and up to 5 MW (megawatts). DG2 consumers had more complex billing structures and received credits for excess energy at lower rates. The majority of the Projects owned by the Company are DG2 projects.

Difference Between DG1 and DG2:

The main difference between DG1 and DG2 under RN 482 was the size of the installed capacity and the billing structures:

·	Installed Capacity: DG1 consumers had a maximum installed capacity of up to 75 kW, while DG2 consumers had capacities exceeding 75 kW and up to 5 MW.

·
Billing: DG1 consumers enjoyed a more straightforward and favorable net metering arrangement with credits for excess energy at the retail electricity rate. DG2 consumers, on the other hand, faced more complex billing structures and received credits at a lower rate, which was typically lower than the retail rate.

Brazil's energy policies, including those related to solar power, may evolve or change. To obtain the most current and accurate information, it is advisable to consult ANEEL or other relevant regulatory sources for updates on Normative Resolution 482 and distributed solar energy regulations in Brazil.

 Interconnection

One recurring trend we have experienced while constructing the Projects in Brazil has been delays in interconnecting to the utility-owned grid. Interconnecting our larger-format Projects requires a tremendous level of coordination between the utility company, contractors, construction management to run lines for miles, install significant electrical infrastructure and shut portions of the grid down for periods of time. To date, the Company has experienced abnormal delays in this process, extending, in some cases, for as long as six months. Fortunately, the long term financial impact of these delays has been immaterial and modeled projections have been adjusted to reflect this trend.

Other than the trends described above and factors that will impact the Company's success discussed in the "Risks of Investing" section of this Offering Circular, the Company is not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material adverse effect on our revenues, income from continuing operations, profitability, liquidity, or capital resources.

That said, we believe that the solar market in Brazil for community solar projects remains one of the most attractive markets to develop solar projects anywhere in the world. Recent improvements to the laws that enable this type of project development have increased demand for these assets while the Company's experience in the market, and that of the Manager, continue to result in additional deal flow and promising prospects for long term cash flow.

Distributions

Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on net income for the preceding month minus any amounts held back for reserves. Cash flow from Projects can be generated in three ways: (i) payments from Land Leases, Project Rental Contracts and Operations and Maintenance Contracts, (ii) proceeds from the sale or refinance of Projects and (iii) Liquidated Damages under Construction Agreements.

In certain cases, if a Project is delayed during the construction phase, we may charge the EPC contractor a penalty for late delivery ("Liquidated Damages"). Liquidated Damages are a reduction in the cost of a Project which protects Investors. We may return capital received from Liquidated Damages back to Investors or invest the capital into future construction costs. This penalty is meant to provide a discount to the cost of a Project equal to the revenue the Project would have received had the Project been constructed according to the schedule in the Construction Contract.

During 2022, the Company charged EPC contractors $214,758.52 of Liquidated Damages for delays related to the Pedra do Indaia Project and $164,878.00 for the Iguatama Project.

While we are under no obligation to do so, we have in the past and expect in the future to declare and pay distributions monthly; however, our Manager may declare other periodic distributions as circumstances dictate.

Please note that in some cases, Investors have cancelled their purchase of Class A Investor Shares after distributions were made. In that case, the distribution allocated to that Investor is returned to the Company and the bookkeeping is updated to reflect the change in cash distributed. Thus, all figures below are subject to change.

Below is a table depicting the distributions made from the Company since January 1, 2022:

Distribution Date	Amount	Asset Management Fees*	Promoted Interest*
01/26/2022	$9,207.27	$279.46	$1,766.32
02/24/2022	$7,903.96	$139.73	$883.16
03/29/2022	$8,977.11	$139.73	$883.16
04/29/2022	$7,068.65	$0.00	$0.00
05/31/2022	$7,068.04	$0.00	$0.00
06/30/2022	$24,999.85	$0.00	$0.00
07/29/2022	$25,000.10	$0.00	$0.00
08/27/2022	$23,284.07	$927.05	$789.12
09/27/2022	$21,043.05	$1,322.68	$2,634.13
10/27/2022	$21,070.42	$1,225.71	$2,703.95
11/29/2022	$29,939.23	$1,225.71	$3,820.74
12/28/2022	$24,778.17	$2,092.89	$3,118.85
01/27/2023	$22,479.53	$1,291.53	$1,225.71
02/24/2023	$25,264.57	$1,250.71	$3,474.91
03/27/2023	$30,931.40	$1,250.71	$2,755.98
04/28/2023	$30,974.00	$1,290.71	$2,735.20
05/30/2023	$32,817.29	$1,290.71	$2,891.48
06/26/2023	$40,191.00	$1,290.71	$3,518.57
07/25/2023	$90,787.32	$1,290.71	$7,921.97
08/28/2023	$31,003.33	$1,290.71	$2,705.96
09/27/2023	$79,015.45	$1,290.71	$6,793.84
Total	$593,803.81	$18,890.17	$48,856.73

*Note: Energea reserves the right to reduce its Asset Management Fees and Promoted Interest payments for any reason or to protect the desired cash yield to Investors. For more information regarding the Asset Management Fees and Promoted Interest paid to our Manager, see "Compensation of Directors and Executive Officers" below.

Calculating Distributions

The Company intends to make distributions monthly, to the extent the Manager, in its discretion, determines that cash flow is available for distributions.

The source of our distributions is divided into two categories:

·	Ordinary operating cash flow from the Projects (includes Liquidated Damages); and

·
The net proceeds from "capital transactions" like the sale or refinancing of Projects ("net proceeds" means the gross proceeds of the capital transaction, reduced by the expenses of the transaction, including repayment of debt, if any).

Distributions will be made as follows:

Class A Investors receive:

·	A 7% per year compounded preferred return ("Preferred Return"); plus

·	70% of any additional cash flow.

The Manager receives:

30% of any additional cash flow after Investors receive their Preferred Return ("Promoted Interest"). See "Compensation of Management and Executive Officers - Promoted Interest".

The Preferred Return and the Promoted Interest are calculated as follows:

·
The Manager calculates the projected monthly operating cash flows we expect the Company to earn by owning the Projects. The Company's cash flow is an aggregate of the contracts in place and other assumptions defined in each Project Memo ("Projected Cash Flow").

·	The Projected Cash Flow is used to calculate a targeted internal rate of return ("IRR") we expect the Company to achieve.

·
To calculate the Preferred Return payment for each monthly distribution, the Projected Cash Flow is multiplied by a percentage, such that the IRR of the Company is 7% (the "Adjusted Operating Cash Flow").

·	Each month, the Adjusted Operating Cash Flow for that month is distributed to Investors, on account of their Preferred Return.

·
If the operating cash flow or net proceeds from capital transactions for any month exceeds the Adjusted Operating Cash Flow, we distribute the excess 70% to investors and 30% to the Manager. The 30% to Manager is on account of the Promoted Interest.

·
If the operating cash flow or net proceeds from capital transactions for any month is less than the Adjusted Operating Cash Flow, the Investors receive all the cash flow for that month and the shortfall is carried forward so that Investors catch up on their 7% Preferred Return prior to any Promoted Interest being paid.

By way of example, suppose the Company has the hypothetical Projected Cash Flow below:

Capital Invested	Month 1 Operating Cash Flow	Month 2 Operating Cash Flow	Month 3 Operating Cash Flow	Month 4 Operating Cash Flow	Month 5 Operating Cash Flow
$10,000	$2,388	$1,705	$2,729	$1,501	$2,046

Those cash flows yield an IRR of 16.35%.

To calculate the Adjusted Operating Cash Flow, the Manager finds a single percentage which, when multiplied by each month of Projected Cash Flow, yields an IRR of 7% rather than 16.35%. For this hypothetical Operating Cash Flow, that single percentage is 98.01%. The Manager multiplies each month's Projected Cash Flow by 98.01%:

Capital Invested	Month 1 Adjusted Operating Cash Flow	Month 2 Adjusted Operating Cash Flow	Month 3 Adjusted Operating Cash Flow	Month 4 Adjusted Operating Cash Flow	Month 5 Adjusted Operating Cash Flow
$10,000	$2,340	$1,671	$2,674	$1,471	$2,006

Thus, for this hypothetical scenario, Investors would receive the first $2,340 of operating cash flow in month 1, the first $1,671 in month 2, and so forth. If the Company actually generated $2,388 of operating cash flow in month 1, as projected, then Investors would receive the first $2,340 and the balance, or $47.51, would be divided 70%, or $33.26, to Investors and 30%, or $14.25, to the Manager.

Whether to distribute operating cash flow or capital proceeds, and how much to distribute, are in the sole discretion of the Manager. No returns are guaranteed. Investors will receive distributions only if the Company generates distributable cash flow from the Projects.

Past Operating Results

For the fiscal year ended December 31, 2022, the Company invested a total of $6,815,454, gross of depreciation. During the period of January 1, 2022 to December 31, 2022 the Company generated $40,051 in revenue.

As of December 31, 2022, the Company has assets totaling $8,952,391 on its balance sheet, composed of cash on hand of $1,237,923, investments net of depreciation on the amount of $6,780,755, other current assets on the amount of $ 294,289 and non-current assets on the amount of $639,424. The Company's total Liabilities and members' equity was $8,952,391, Liabilities totaled $4,802,839 and $4,149,552 of equity owned by the Investors.

 Leverage

Per the Offering Circular, the Company might borrow money to invest in Projects, depending on the circumstances at the time. It states that if the Company needs to move quickly on a Project and has not yet raised enough capital through the Offering, it might make up the shortfall through borrowing. The Manager will make this decision on an as-needed basis.

On October 5, 2020, the Company entered into a third-party Credit Agreement ("Loan"), as an Additional Obligor, with Lattice Energea Global Revolver I, LLC ("Lender"), which is unaffiliated with the Manager. The Loan extends up to $5,000,000 of credit to the Company which can be used to construct Projects. After construction, the Loan converts into long-term project finance for a 10-year term. As of the date of this Offering Circular, the Company has used $4,553,001 from the line of credit to acquire and construct Projects.

Since the interest rate on the Loan is lower than the anticipated IRR of the Projects, we expect the Loan to lever returns to Investors while providing liquidity necessary to accelerate through construction to achieve distributions to Investors faster.

Liquidity and Capital Resources

We are dependent upon the net proceeds from the Offering to conduct our proposed investments. We will obtain the capital required to purchase new Projects and conduct our operations from the proceeds of the Offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from undistributed funds from our operations. As of June 30, 2023, the Company had $796,350.00 of cash on hand and equivalents, which will be used to pay for the remaining costs of constructing the Pedra do Indaia Project and to make progress on the construction of the Divinopolis II and Divinopolis III Projects. As we continue to raise capital from this Offering, we expect to commence the Araxá I Project and the Araxá II Project in 2024. To the extent that capital raised from the Offering is insufficient to construct the Projects, we may borrow additional capital from the Lender to make up the difference.

Method of Accounting

The compensation described in this section was calculated using the accrual method in accordance with GAAP rules.

Directors, Executive Officers & Significant Employees

Names, Positions, Etc.

The Company itself has no officers or employees. The individuals listed below are the Managing Partners, Executive Officers, and Significant Employees of Energea Global, the Manager of the Company.

Name	Position with Manager	Age	Term of Office	Approximate Hours Per Week If Not Full Time (1)
Executive Officers
Mike Silvestrini	Managing Partner	43	01/01/2017 - Pres	Full Time
Gray Reinhard	Managing Partner	39	01/01/2020 - Pres will	Full Time

Significant Employees
Isabella Mendonça	General Counsel	32	10/02/2020 - Pres	Full Time
Arthur Issa	Financial Analyst	29	05/23/2018 - Pres	Full Time
Tyler Hurlburt	Director of Investment Relations	45	11/03/2020 - Pres	Full Time
Marta Coehlo	Controller	51	12/07/2018 - Pres	Full Time
Dave Rutty	Director of Construction	34	06/13/2022 - Pres	Full Time
Kathy Koser	Director of Compliance	43	08/01/2021 - Pres	Full Time

(1) The above listed employees do not record specific hours to each Company managed by Energea Global. Rather, the employees focus their full-time and energy to each project, portfolio, or process as needed. The Manager cannot estimate number of hours per week spent managing this or any particular Company as the employees are salaried. The work required to manage the Company and other companies managed by Energea Global changes from time to time depending on the number and frequency of Projects resulting from the amount they raise in each Offering. As the companies grow, dedicated staff are brought in to exclusively manage a specific company. As of October 19, 2023, there are no staff members exclusively dedicated to the Company and it is managed by the Manager's executive team and certain significant employees.

Family Relationships

Marta Coelho, the Manager's Controller, is the sister-in-law of Mike Silvestrini, the Managing Partner. There are no other family relationships among the executive officers and significant employees of the Manager.

Ownership of Related Entities

Energea Global, the Manager of the Company, is majority owned by Mike Silvestrini, a resident of Chester, Connecticut.

Energea Brazil, our affiliated Development Company in Brazil, is owned by Energea Global.

Business Experience

Mike Silvestrini

Mike is an accomplished professional with a strong commitment to renewable energy and environmental sustainability. He has played a key role in the development of over 500 solar projects across the United States, Brazil, and Africa, contributing to the global transition to clean energy.

In addition to his role as the Co-Founder & Managing Partner at Energea, Mike serves as a Board Member of the Big Life Foundation, an organization dedicated to preserving over 1.6 million acres of wilderness in East Africa. Through community partnerships and conservation initiatives, Big Life protects the region's biodiversity and promotes sustainable practices.

Previously, Mike co-founded and served as the CEO of Greenskies Renewable Energy LLC, a leading provider of turnkey solar energy services. His expertise contributed to the development, financing, design, construction, and maintenance of solar projects across the United States. Notably, he was involved in solar installations on Target Corporation stores and distribution centers, as well as capped landfills throughout the northeast region of the U.S.

Mike's track record in renewable energy, his involvement in hundreds of solar projects worldwide, and his dedication to environmental sustainability position him as a driving force in the global effort to combat climate change.

Gray Reinhard

Gray is an experienced software engineer specializing in business intelligence tools across multiple industries. Early in Gray's career, he worked primarily in E-Commerce where he built and supported sites for over 20 brands including several Fortune 500 companies. From there, Gray moved into renewable energy where he developed the project management software for the country's largest commercial solar installer, Greenskies. This custom platform managed everything from sales and financing to the construction, maintenance, and performance monitoring of over 400 solar projects owned by the company.

Gray studied at Princeton University.

Isabella Mendonça

Isabella is a corporate lawyer with experience in cross-border M&A transactions and the drafting and negotiation of highly complex contracts and corporate acts in different sectors, such as energy, oil & gas and infrastructure. Isabella has previously worked as an attorney for Deloitte and Mayer Brown in Brazil, where she was an associate in the Energy Group, working in regulatory, contractual and corporate matters related to renewable energy project development.

Isabella studied law at Fundacão Getulio Vargas, in Brazil and has a master's degree (LLM) from the University of Chicago.

Arthur Issa

Arthur Issa, over the course of his career in Energea, has participated in the successful closing process of more than 100 MW worth of project installed capacity and their financial management, totaling an AUM of more than $100mm. Arthur is responsible for keeping track of all matters related to Corporate and Project Finance in Energea, through detailed financial modelling, reporting and cash flow management, maximizing efficiency in the company's decision-making process with reliable analytics Arthur has a B.S. in Production Engineering from University Candido Mendes in Rio de Janeiro, Brazil.

Tyler Hurlburt

Tyler Hurlburt is a former licensed Wealth Manager at Fortune 500 firms including Ameriprise, Prudential, Wells Fargo and TIAA. Tyler managed over $500M in client's assets in previous role at TIAA. He has over 20 years' experience within the financial service industry, as well as extensive experience in portfolio management, risk mitigation, tax, and estate planning. Tyler holds a MBA with honors from Saint Joseph's University.

Marta Coehlo

Marta Coelho has served as the Controller at Energea since its inception, bringing with her a wealth of experience and expertise in finance and accounting. As the Global Controller, Marta plays a crucial role in managing all financial aspects, including account management, taxation, and audits, for Energea's diverse range of operating entities and projects across Africa, Brazil, and the USA.

Dave Rutty

Dave is a highly experienced electrician with over 12 years of expertise in building and maintaining solar projects. At Energea, he plays a vital role in overseeing construction and maintenance processes across all markets. Dave's extensive experience brings a culture of expertise, meticulousness, and safety to our emerging markets.

Kathy Koser

Kathy is a pivotal manager at Energea, overseeing insurance, compliance, and human resources with exceptional skill. Kathy expertly evaluates insurance needs, formulates comprehensive policies, and collaborates with external providers to secure optimal coverage. Her deep understanding of compliance, particularly regarding Regulation A Tier II offerings, strengthens Energea's adherence to regulatory requirements. Additionally, Kathy's effective human resources management fosters a positive work environment, promoting productivity and employee satisfaction.

Legal Proceedings

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations.

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

 Other Solar Energy Funds

Energea Global, the Manager of the Company, is also the manager of two other funds formed to acquire and operate solar power projects:

·	Energea Portfolio 3 Africa LLC ("Portfolio 3"), which was formed to acquire and operate projects with located in Africa.

·	Energea Portfolio 4 USA LLC ("Portfolio 4"), which was formed to acquire and operate projects located in the United States.

Each company is conducting an offering under Regulation A. The current status of these offerings, as of the date of this offering circular, is below:

	Portfolio 3	Portfolio 4
Date of Initial Qualification	08/2/2021	07/01/2021
Maximum Offering Amount	$75,000,000	$75,000,000
Amount Raised	$2,421,886	$2,678,147
Solar Projects Acquired	Nine	Four

Compensation of Directors and Executive Officers

Overview

Our Manager is compensated as follows:

·	They receive fees and other compensation, including for services provided;

·	They may invest alongside Investors and, if so, will receive the same distributions as Investors;

·	They receive the Promoted Interest; and
·	They receive interest on loans to the Company.

The Company itself does not have any employees or payroll. The executive officers and employees of our Manager are compensated directly by the Manager from the fees and Promoted Interest paid to the Manager by the Company.

Fees and Other Compensation

Type of Fee	Description
Reimbursement of Offering Expenses
The Company must reimburse the Manager for expenses the Manager incurs in connection with the Offering before the Offering Circular is qualified by the Securities and Exchange Commission.

As of the date of this offering circular, we estimate that those expenses will be approximately $60,000.

Asset Management Fees
The Manager will charge the Company a monthly asset management fee equal to 0.167% of the aggregate capital that has been invested in Projects that have begun to generate distributions.

The amount of the asset management fee will depend on (i) how much capital is raised in the Offering, and (ii) the value of our Projects.

Developer Fees
The Manager might originate and develop Projects that are acquired by the Company. If so, the Manager shall be entitled to compensation that is no greater than 5.0% of the Project's cost.

The amount of the developer fee will depend on the number of Projects the Manager develops for the Company and their cost. We cannot make a reasonable estimate at this time.

Interest on Loans
The Manager might lend to the Company to fund the acquisition or investment in Projects or for other purposes. Such a loan will bear interest at market rates.

The amount of interest will depend on the amount and term of any such loans.

O&M and Credit Management Services
Energea Brazil provides O&M and Credit Management services to the Projects owned by the Company. After an extensive search to identify third parties to provide these services, the Manager concluded that the nascent solar market in Brazil lacked cost-effective and experienced options for these tasks. Energea Brazil, on the other hand, agreed to provide these services at prices that were lower than those offered through the competitive search process and has extensive experience providing these services to hundreds of projects across the U.S. and in multiple global markets.

Co-Investment

The Manager and its affiliates might purchase Class A Investor Shares. If so, they will be entitled to the same distributions as other Investors. If such investment is made to facilitate the Company's acquisition of or investment in Projects before there are sufficient offering proceeds, the Manager will be entitled to redeem its Class A Investor Shares from additional offering proceeds as they are raised.

Promoted Interest

As described in "Calculating Distributions", the Manager is entitled to receive certain distributions from the Company that we refer to as the Manager's "Promoted Interest." How much money the Manager ultimately receives as a Promoted Interest depends on several factors, including:

·	The total returns the Company is able to achieve;

·	When those returns are achieved;

·	When the Company distributes money to Investors; and

·	The amount of expenses the Company incurs.

Reporting Compensation to Investors

No less than once per year, the Company will provide Investors with a detailed statement showing:

·	The fees paid to the Manager and its affiliates; and

·	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

Stages of Development

The stages of the Company's organization, development, and operation, and the compensation paid by the Company to the Manager and its affiliates during each stage, are as follows:

Stage of Company	Compensation
Organization of Company	· Reimbursement of Expenses

Acquisition of Projects	· Asset Management Fee
· Developer Fee
· Interest on Loans

Operation of Projects	· Asset Management Fee
· Promoted Interest

Sale of Projects	· Asset Management Fee
· Promoted Interest

Security Ownership of Manager and Certain Securityholders

The individuals named below, as well as other employees of the Manager may own Class A Investor Shares that they purchased privately through the Platform in the same manner as any Investor.

The following table sets forth the approximate beneficial ownership of our Class A Investor Shares as of June 30, 2023, for each person or group that holds more than 10.0% of our Class A Investor Shares, and for each director and executive officer of our Manager and for the directors and executive officers of our Manager as a group.

Name of Beneficial Owner (1)(2)	Number of Shares Beneficially Owned	Amount and Nature of Beneficial Ownership Acquirable	Percent of All Shares
Energea Global LLC	424,927	N/A	3.147%
Michael Silvestrini	179,437(3)	N/A	1.329%
Christopher Sattler	128,583(3)	N/A	0.952%
Gray Reinhard	293(3)	N/A	0.002%
All directors and executive officers of our Manager as a group (3 persons)	308,313	N/A	2.283%
	-		-

(1)
Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	Each listed beneficial owner, person or entity has an address in care of our principal executive offices at 52 Main Street, Chester, CT 06412.

(3)
Includes shares beneficially owned by Energea Global LLC, which is controlled by Michael Silvestrini, Christopher Sattler and Gray Reinhard and they each have equal voting and investing power in connection with the shares.

Interest of Management and Others in Certain Transaction

As of the date of this offering circular, the Company has entered into transactions with related parties in two circumstances:

·
Energea Brazil: The Company acquired Projects from its affiliate, Energea Brazil, and enter into business arrangements with Energea Brazil, with respect to those Projects, of the same nature it would enter into with unrelated Development Companies. Energea Brazil also provides Operations and Maintenance services to the Company.

·
Credit Advance: The Company entered into several credit advances with the Manager to accelerate the availability of capital needed to make certain small payments. These amounts are recorded as do-to/do-from transactions and no interest is charged to the Company for these advances.

The Company might enter into other transactions with related parties. If so, any compensation paid by the Company to the related party shall be (i) fair to the Company, and (ii) consistent with the transaction that would be paid to an unrelated party.

By "related party" we mean:

·	The Manager;

·	Any director, executive officer, or significant employee of the Company or the Manager;

·	Any person who has been nominated as a director of the Company or the Manager;

·	Any person who owns more than 10% of the voting power of the Company or the Manager; and

·	An immediate family member of any of the foregoing.

Securities Being Offered: the Class A Investor Shares

Description of Securities

The Company is offering up to $75,000,000 of Class A Investor Shares, which represents the value of the Class A Investor Shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $75.0 million. All of the rights and obligations associated with the Class A Investor Shares are set forth in:

·	The LLC Agreement, which can be found here; and

·	The Authorizing Resolution, which can be found here.

Price of Class A Investor Shares

The current price of the Class A Investor Shares is $0.89 per Class A Investor Share.

Our Manager has initially determined that the price per Class A Investor Share will be adjusted every month. Our Manager will calculate the price per Class A Investor Share on a monthly basis using valuation methodologies that involve subjective judgments and estimates and will be based on the net present value (NPV) and internal rate of return (IRR) of the Company and its Projects and the price per Class A Investor Share may fluctuate as a result of the following factors:

·	Changes in USD/BRL FX rates that differ from the FX rates we estimated when the initial share price was calculated;

·	Changes in U.S. and Brazil inflation rates that differ from the rates we estimated when the initial share price was calculated;

·	Changes in the anticipated revenue or costs associated with a Project;
·	Investing in new Projects or selling Projects could change the projected cash flow for the Company;

·	The passage of time (because the present value of a future cash flow increases as the future cash flow gets closer);

·	Distributions received by earlier investors; and

·	Changes in baseline assumptions like Project costs, expenses, and/or changes in tax rates or electricity rates.

The Manager will review these and other factors on a monthly basis. The value of the Projects will be determined by the Manager in its sole discretion using the comprehensive financial model it has developed for the Projects, projecting their cost and revenue (the "Financial Model"). In general, the Financial Model determines the value of Projects, and thus the price per Class A Investor Share, based on the current present value of the anticipated cash flow from Projects. We will file with the SEC on a monthly or other periodic basis an offering circular supplement and/or Form 1-U, as appropriate disclosing the determination of our price per Class A Investor Share that will be applicable for such period (a "pricing supplement"). We will file the pricing supplement at the beginning of such period. We also post that period's price per Class A Investor Share on www.energea.com.

Voting Rights

Investors will have no right to vote or otherwise participate in the management of the Company. Instead, the Company will be managed by the Manager exclusively.

Limited Liability Company Agreement

The Company is governed by a Limited Liability Company Agreement dated January 13, 2020 (the "LLC Agreement"). A copy of the LLC Agreement can be found here. The Class A Investor Shares being offered were created by the Manager under an Authorizing Resolution pursuant to section 3.1 of the LLC Agreement. A copy of the Authorizing Resolution can be found here.

The LLC Agreement was subsequently amended on December 3, 2020 (the "Amendment"). The Amendment allows the Manager to pledge its shares in the Company as collateral for a debt facility used by the Company to lever returns and provide liquidity necessary to complete the construction of Projects in a timely manner. The Amendment also allows the Lender to replace the Manager in the event the Company defaults under the terms of the Loan (see below).

The LLC Agreement establishes Energea Global LLC, a Delaware limited liability company, as the Manager.

Summary of LLC Agreement and Authorizing Resolution

The following summarizes some of the key provisions of the LLC Agreement and the Authorizing Resolution. This summary is qualified in its entirety by the LLC Agreement itself, a copy of which can be found here, and by the Authorizing Resolution itself, a copy of which can be found here.

Formation and Ownership

The Company was formed in Delaware on January 13, 2020, pursuant to the Delaware Limited Liability Company Act.

Under the LLC Agreement, ownership interests in the Company are referred to as "Shares," while the owners, are referred to as "Investor Members."

Shares and Ownership

The Manager adopted the Authorizing Resolution to create the Class A Investor Shares. Any Investor who buys Class A Investor Shares in the Offering will be an "Investor Member" under the LLC Agreement.

The interests in the Company are denominated by 501,000,000 "Shares". The Manager may further divide the 500,000,000 Investor Shares into one or more series, by adopting one or more authorizing resolutions.

The Class A Investor Shares will be owned by Investors and are the subject of this Offering. By adopting other authorizing resolutions, the Manager may create, offer, and sell other series of Investor Shares in the future, which could have rights superior to the rights of the Class A Investor Shares.

Management

The Manager has complete discretion over all aspects of the business conducted by the Company. For example, the Manager may (i) create classes of Investor Shares with such terms and conditions as the Manager may determine in its sole discretion; (ii) issue Shares to any person for such consideration as the Manager maybe determine in its sole discretion, and admit such persons to the Company as Investor Members; (iii) engage the services of third parties to perform services on behalf of the Company; (iv) enter into one or more joint ventures; (v) purchase, lease, sell, or otherwise dispose of real estate and other assets, in the ordinary course of business or otherwise; (vi) enter into leases and any other contracts of any kind; (vii) incur indebtedness on behalf of the Company, whether to banks or other lenders; (viii) determine the amount of the Company's Available Cash and the timing and amount of distributions to Members; (ix) determine the information to be provided to the Members; (x) grant mortgages, liens, and other encumbrances on the Company's assets; (xi) make all elections under the Code and the provisions of State and local tax laws; (xiii) file a petition in bankruptcy; (xiv) discontinue the business of the Company; and (xv) dissolve the Company.

Investors who purchase Class A Investor Shares will not have any right to vote on any issue other than certain amendments to the LLC Agreement, or to remove the Manager.

The Manager can be removed for "cause" under a procedure set forth in section 5.6 of the LLC Agreement.

The term "cause" includes:

·	An uncured breach of the LLC Agreement by the Manager; or

·	The bankruptcy of the Manager; or

·	Certain misconduct on the part of the Manager, if the individual responsible for the misconduct is not terminated.

A vote to remove the Manager for cause must be approved by Investor Members owning at least seventy five percent (75%) of the outstanding Class A Investor Shares. Whether "cause" exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association, rather than in a court proceeding.

These provisions are binding on every person who acquires Class A Investor Shares, including those who acquire Class A Investor Shares from a third party, i.e., not from the Company.

Exculpation and Indemnification of Manager

The LLC Agreement protects the Manager and its employees and affiliates from lawsuits brought by Investors. For example, it provides that the Manager will not be liable to the Company for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of the Manager's fraud or willful misconduct under the LLC Agreement. This limitation on the liability of the Manager and other parties is referred to as "exculpation."

The LLC Agreement also requires the Company to indemnify (reimburse) the Manager, its affiliates, and certain other parties from losses, liabilities, and expenses they incur in performing their duties. For example, if a third party sues the Manager on a matter related to the Company's business, the Company would be required to indemnify the Manager for any losses or expenses it incurs in connection with the lawsuit, including attorneys' fees. However, if it is judicially determined that such Manager is not entitled to be exculpated under the standard described in the preceding paragraph by the LLC Agreement, such Manager shall promptly reimburse the Company for any reimbursed or advanced expenses.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6.2 of the LLC Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Class A Investor Shares, he, she, or it will not be required to make any further contributions to the Company. However, if an Investor has wrongfully received a distribution, he, she, or it might have to pay it back.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

The manner in which the Company will distribute its available cash is described in "Securities Being Offered - Calculating Distributions".

Transfers and First Right of Refusal

In general, Investors may freely transfer their Class A Investor Shares. However, if an Investor wants to sell Class A Investor Shares, the Investor may only offer the Class A Investor Shares to the Manager via the Platform. The Manager generally has a first right of refusal to purchase Class A Investor Shares pursuant to Article 8 of the LLC Agreement.

Death, Disability, Etc.

If an Investor who is a human being (as opposed to an Investor that is a legal entity) should die or become incapacitated, the Investor or his, her or its successors will continue to own the Investor's Class A Investor Shares.

Fees to Manager and Affiliates

The Company will pay certain management fees and other fees to the Manager, as summarized in "Compensation of Directors and Executive Officers".

Mandatory Redemptions

The Manager may require an Investor to sell his, her, or its Class A Investor Shares back to the Company:

·
If the Investor is an entity governed by the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, and the Manager determines that all or any portion of the assets of the Company would, in the absence of the redemption, more likely than not be treated as "plan assets" or otherwise become subject to such laws.

·	If the Manager determines that the Investor has engaged in certain misconduct described in the LLC Agreement.

If an Investor's Class A Investor Shares are purchased by the Company as provided above, the price will be equal to 90% of the then-current value of such Class A Investor Shares as determined by the Company in accordance with the Financial Model.

The purchase price will be paid by wire transfer or other immediately available funds.

"Drag-Along" Right

If the Manager wants to sell the business conducted by the Company, it may affect the transaction as a sale of the Project owned by the Company or as a sale of all the Shares in the Company. In the latter case, Investors will be required to sell their Class A Investor Shares as directed by the Manager, receiving the same amount they would have received had the transaction been structured as a sale of assets.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via email and/or through the Platform.

Amendment

The Manager may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

·	Cure ambiguities or inconsistencies in the LLC Agreement;

·	Add to its own obligations or responsibilities;

·	Conform to this Offering Circular;

·	Comply with any law;

·	Ensure that the Company isn't treated as an "investment company" within the meaning of the Investment Company Act of 1940;

·	Do anything else that could not reasonably be expected to have, an adverse effect on Investors

An amendment that has, or could reasonably be expected to have, an adverse effect on Investors, requires the consent of the Manager and Investors holding a majority of the Class A Investor Shares.

An amendment that would require an Investor to make additional capital contributions, delete or modify any amendments listed in Section 11.3 of the LLCA or impose personal liability on an Investor requires the consent of the Manager and each affected Investor.

Information Rights

Within a reasonable period after the end of each fiscal year of the Company, the Manager will provide Investors with (i) a statement showing in reasonable detail the computation of the amount distributed, and the manner in which it was distributed (ii) a balance sheet of the Company, (iii) a statement of income and expenses, and (iv) such additional information as may be required by law. The financial statements of the Company need not be audited by an independent certified public accounting firm unless the Manager so elects or the law so requires.

As a "tier 2" issuer under Regulation A, the Company will also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Class A Investor Shares are held "of record" by fewer than 300 persons, these reporting obligations could be terminated.

A Member's right to see additional information or inspect the books and records of the Company is limited by the LLC Agreement.

Distributions in Liquidation

Distributions made in liquidation of the Company will be made in the manner described "Calculating Distributions", depending on whether the distributions consist of ordinary operating cash flow or net capital proceeds.

Preemptive Rights

The holders of the Class A Investor Shares will not have preemptive rights. That means that if the Company decides to issue securities in the future, the holders of the Class A Investor Shares will not have any special right to buy those securities.

Liability to Make Additional Contributions

Once an Investor pays for his, her, or its Class A Investor Shares, the Investor will have no obligation to make further contributions to the Company. However, there could be circumstances where an Investor who has received distributions with respect to his, her, or its Class A Investor Shares is required to return part or all of the distribution.

Withholding

In some situations, the Manager might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to an Investor and are required to withhold $10 in taxes, for our purposes the Investor will be treated as having received a distribution of $100 even though only $90 was deposited in the Investor's bank account.

No Guarantee

The Company can only distribute as much money as the Company has available for distributions. There is no guarantee that the Company will have enough money, after paying expenses, to distribute enough to pay a positive return to Investors or even to return all their invested capital.

Limited Right of Redemption

There is a mandatory three-year investment hold period applied to all purchases of Class A Investor Shares. This period is integral to our operational strategy, enabling the effective management of cash flows dedicated to funding our Projects while simultaneously optimizing returns for all Investors. Upon the conclusion of this three -year term, Investors will have the option to list their shares for sale directly on the Platform. Subsequently, all newly acquired investments will be allocated to fulfill sell requests.

However, we acknowledge that life's unpredictability may necessitate deviations from established plans. Hence, we offer investors the option to divest their shares prior to the end of the three-year hold period, subject to a 5% penalty assessed on the fixed share price at the time of the redemption request. This provision underscores our commitment to providing flexibility and liquidity to investors confronting unforeseen circumstances while ensuring the overall stability of the Company.

Upon receipt of a redemption request, via the Platform, the Manager shall use commercially reasonable efforts to arrange for the purchase, although there is no guaranty that the necessary funds will be available or that a buyer can be found. If the Manager is not able to purchase or arrange for the purchase of the Class A Investor Shares, the Investor may either rescind or maintain the request.

We note that any shares awarded after submitting your redemption request will not be included in the redemption request. Additionally, any promotional share bonuses earned from the Energea referral program after your request is submitted will also not be included in this redemption request. If you wish to redeem additional shares earned after submitting your request, you will need to submit another redemption request once the bonus share transaction has settled.

When you request to sell your shares, we will prioritize the sale of shares on a first-requested, first-sold basis. However, to safeguard the entire Energea investor community, we may pause the sale of investor shares and prioritize the sale of natural shares during periods where selling investor shares could potentially impact the overall performance of the portfolio. Such situations may arise when capital is required to complete a project, and selling shares would cause construction delays.

Under normal market conditions, we strive to facilitate regular share sales for investors. However, during periods of extreme economic uncertainty or sudden downturns, we reserve the right to temporarily suspend or limit the sale of shares in order to protect the interests of all Investors.

For additional context, below are the terms and conditions of the limited right of redemption currently being offered by the Company on the Platform:

Please be aware that any liquidity events will be reported to the Internal Revenue Service and may be subject to taxation. The Manager does not provide tax advice, so if an Investor has questions regarding the potential tax consequences of redeeming their shares, we recommend consulting a financial advisor or tax professional before proceeding.

In seeking to accommodate a request of redemption from an Investor, the Manager is not required to do any of the following:

·	Buy the Class A Investor Shares for its own account;

·	Contribute money to buy the Class A Investor Shares;

·	Borrow money or dispose of assets; or

·	Take any other action the Manager believes would be adverse to the interests of the Company, itself or its other Investors.

If an Investor's Class A Investor Shares are purchased pursuant to a redemption request, the price will be determined by the Financial Model.

If more than one Investor asks the Manager to purchase or arrange for the purchase of Class A Investor Shares, the Manager will consider the requests in the order received.

Rights of Common Shares

Immediately following the Offering the Company will have two classes of securities outstanding: Class A Investor Shares and Common Shares. Investors will own all the Class A Investor Shares while the Manager will own all the Common Shares. The principal rights associated with the Common Shares are as follows:

·	Distributions: As the holder of the Common Shares, the Manager will be entitled to the distributions described above.

·	Voting Rights: The Common Shares will have no voting rights per se. However, the Manager, in its capacity as the manager of the Company, will control the Company.

·	Obligation to Contribute Capital: Holders of the Common Shares will have no obligation to contribute capital to the Company.

·	Redemptions: Holders of the Common Shares will have no right to have Common Shares.

How To Invest

To buy Class A Investor Shares, go to the Platform and follow the instructions. You will be asked for certain information about yourself, including:

·	Your name and address

·	Your email address

·	Your social security number (for tax reporting purposes)

·	Whether you are an "accredited investor"

·	If you not an accredited investor, your income and net worth

You will also be asked to sign an Investment Agreement, a copy of which is available here.

The minimum investment is $100. You will pay for your Class A Investor Shares using one of the options described on the Platform.

The information you submit, including your signed Investment Agreement, is called your "subscription." The Manager will review your subscription and decide whether to accept it. The Manager has the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

When you invest, your money will be held in an escrow account with a third party until your subscription is reviewed and the Manager decides whether to accept it. When and if the Manager confirms that your subscription is complete and decided to accept your subscription, the Manager will release your money from the escrow account to the Company.

Once the Manager has accepted your subscription, you will be notified by email and the investment process will be complete. The Manager will also notify you by email if it does not accept your subscription, although it might not explain why.

You will not be issued a paper certificate representing your Class A Investor Shares.

Anyone can buy Class A Investor Shares. The Manager does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering.

Limit On The Amount A Non-accredited Investor Can Invest

As long as an Investor is at least 18 years old, they can invest in this Offering. But if the Investor not an "accredited" investor, the amount they can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term "accredited investor" means:

·
A natural person who has individual net worth, or joint net worth with the person's spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

·
A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

·	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

·	A business in which all the equity owners are accredited investors;

·
An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

·	A bank, insurance company, registered investment company, business development company, or small business investment company;

·	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; and

·	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If the Investor falls within any of those categories, then the Investor can invest any amount permitted on the Platform. If the Investor does not fall within any of those categories, then the most they can invest in this Offering is the great of:

·	10% of their annual income; or

·	10% of their net worth.

These limits are imposed by law, not by the Company.

The Company will determine whether an Investor is accredited when he, she, or it creates an account on the Platform.

 Additional Information

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This offering circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we will be subject to the informational reporting requirements that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

The information incorporated by reference herein is an important part of the offering statement and this offering circular. The following documents previously filed with the SEC are incorporated by reference into the offering statement and this offering circular:

·	our Current Reports on Form 1-U filed with the SEC on January 6, 2023, February 7, 2023, February 16, 2023 and September 27, 2023

·	the Company's Annual Report for the fiscal year ended December 31, 2022 on Form 1-K

·	the Company's Semi-Annual Report for the semi-annual period ended June 30, 2023 on Form 1-SA

You may review these filings on our website and may also request a copy of these filings at no cost, by contacting us at:

ENERGEA PORTFOLIO 2 LLC
52 Main Street
Chester, CT 06412
www.energea.com
(860)-316-7466

So long as we remain subject to the periodic reporting requirements of Regulation A, within 120 days after the end of each fiscal year we will file on the SEC's EDGAR website an annual report on Form 1-K. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to investors.

We also maintain a website at www.energea.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this offering circular.

 Financial Statements

The financial statements of the Company can be found under "Item 7. Financial Statements" of the Company's Annual Report for the fiscal year ended December 31, 2022 on Form 1-K, which can be found here and is incorporated herein by reference, and under "Item 3. Financial Statements" of the Company's Semi-Annual Report for the semi-annual period ended June 30, 2023 on Form 1-SA, which can be found here and is incorporated herein by reference.

Glossary of Certain Defined Terms

Adjusted Operating Cash Flow	For each Project, the actual projected monthly operating cash flows reduced by a fixed percentage to yield an internal rate of return of 7% for the Project.
Authorizing Resolution	The authorization adopted by the Manager pursuant to the LLC Agreement that created the Class A Investor Shares.
Class A Investor Shares	The limited liability company interests in the Company being offered to Investors in this Offering.
Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).
Company	Energea Portfolio 2 LLC, a Delaware limited liability company, which is offering to sell Class A Investor Shares in this Offering.
Consortium	A group of residential Subscribers.
Cooperative	A group of small business Subscribers.
Construction Contract	The contract whereby the Company or an SPE will hire a third party to provide to provide engineering, procurement, and construction services for a Project.
Development Company	A company focused on acquiring and/or developing solar power projects.
Energea Brazil	Energea do Brasil, a Brazilian entity that is an affiliate of the Manager.
Energea Global	Energea Global LLC, a Delaware limited liability company, which is owned by Michael Silvestrini and Chris Sattler and serves as the Manager.
Exchange Act	The Securities Exchange Act of 1934.
Financial Model	The financial model prepared by the Manager for each Project, projecting all the costs and distributions of the Project.
Greenskies	Greenskies Renewable Energy, LLC, a Delaware limited liability company founded by Michael Silvestrini.
Investor	Anyone who purchases Class A Shares in the Offering.
IRR	Internal rate of return.
Land Lease	The contract whereby the Company or and SPE will lease the land where a Project will be located.
LLC Agreement	The Company's Limited Liability Company Agreement dated June 5, 2020.
Manager	Energea Global LLC, a Delaware limited liability company.
Manager Shares	The limited liability company interests in the Company that will be owned by the Manager.
Offering	The offering of Class A Investor Shares to the public pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company and the Offering.
Operation and Maintenance Agreement	The contract whereby our customer will hire the Company to operate and maintain the Project.
Project	A solar power product acquired or developed by the Company.
Project Rental Contract	A contract pursuant to which the SPE that owns a Project will rent the Project to the customer.
Promoted Interest	The right of the Manager to receive distributions under the LLC Agreement, over and above its right to receive distributions in its capacity as an Investor.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
SEC	The U.S. Securities and Exchange Commission.
Securities Act	The Securities Act of 1933.
Site	The Internet site located at www.energea.com.
SPE	The entity we will create to own and operate each Project, typically in the form of a Brazilian Sociedade Anônima.
Subscriber	A small business or residential customer.

PART III - Exhibits

 Index to Exhibits and Description of Exhibits

Exhibit No.	Description of Exhibit
2.1
Certificate of Formation of the Company filed with the Delaware Secretary of State on January 13, 2020 (incorporated by reference to the copy thereof filed as Exhibit 1-A2A to the Company's D Company's Form 1-A filed July 2, 2020)

2.2	Limited Liability Company Agreement of the Company dated April 29, 2020 (incorporated by reference to the copy thereof filed as Exhibit 1-A2B to the Company's Form 1-A filed July 2, 2020).
2.3	Authorizing Resolution of the Company dated June 5, 2020 (incorporated by reference to the copy thereof filed as Exhibit 1-A2C to the Company's Form 1-A filed July 2, 2020)
2.4	First Amendment of Limited Liability Company Agreement dated December 3, 2020 (incorporated by reference to the copy thereof filed as Exhibit 1-B to the Company's Form 1-K filed April 30, 2021)
4.1	Form of Investment Agreement (incorporated by reference to the copy thereof filed as Exhibit 1-A4A to the Company's Form 1-A filed July 2, 2020)
4.2	Proposed Project Rental Contract for Iguatama Project (incorporated by reference to the copy thereof filed as Exhibit 1-A4B to the Company's Form 1-A filed July 2, 2020)
4.3	Proposed Operation and Maintenance Agreement for Iguatama Project (incorporated by reference to the copy thereof filed as Exhibit 1-A4C to the Company's Form 1-A filed July 2, 2020)
4.4	Proposed Project Rental Contract for Salinas Project (incorporated by reference to the copy thereof filed as Exhibit 1-A4D to the Company's Form 1-A filed July 2, 2020)
4.5	Proposed Operation and Maintenance Agreement for Salinas Project (incorporated by reference to the copy thereof filed as Exhibit 1-A4E to the Company's Form 1-A filed July 2, 2020)
9	Letter regarding change in certifying accountant, dated as of March 3, 2022
11.1	Consent of Goodwin Procter (included in Exhibit 12)*
11.2	Consent of Independent Auditor (Whittlesey PC)
12	Legal opinion Goodwin Procter*

* To be filed by amendment

Signatures

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Durham, State of Connecticut, on October 19, 2023

Energea Portfolio 2 LLC

By: Energea Global LLC

By /s/ MICHAEL SILVESTRINI
Name: Michael Silvestrini
Title: Co-Founder and Managing Partner

This offering statement has been signed by the following person in the capacities and on the date indicated.

By /s/ MICHAEL SILVESTRINI
Name: Mike Silvestrini
Title: Co-Founder and Managing Partner of Energea Global LLC (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Date: October 19, 2023